THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS RELATE TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT ARE NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                 FILED PURSUANT TO RULE 424(b(3)
                                                      REGISTRATION NO. 333-65711

                             SUBJECT TO COMPLETION

             PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 13, 2001

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 29, 1998)

                                  $300,000,000

                       SERVICE CORPORATION INTERNATIONAL
                    % CONVERTIBLE SUBORDINATED NOTES DUE
                             ----------------------
     We are offering $300,000,000 aggregate principal amount of our   %
Convertible Subordinated Notes due           . The notes are convertible at your
option, unless previously redeemed, into shares of our common stock at any time
at a conversion rate of        shares of common stock per note, subject to the
adjustment described elsewhere. Our common stock is traded on the New York Stock
Exchange under the symbol "SRV." On             , 2001, the last reported sale
price of our common stock was $     per share.

     We will pay interest on the notes on           and           of each year,
commencing on             , 2001. The notes will mature on           . We may
redeem some or all of the notes after           . Holders may require us to
repurchase the notes upon a change in control, as defined in the indenture governing the notes, at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

     The notes are our general unsecured subordinated obligations. The indenture governing the notes will not restrict the incurrence by us of senior indebtedness or other indebtedness. As of March 31, 2001, we had approximately $3.0 billion of indebtedness that would have constituted senior indebtedness to which the notes would have been subordinated in right of payment. The notes will not be listed on any securities exchange.

     INVESTING IN THE NOTES INVOLVES RISKS.   SEE "RISK FACTORS" ON PAGE S-8 OF
THIS PROSPECTUS SUPPLEMENT.
                             ----------------------

                                                            PER NOTE      TOTAL
                                                            --------      -----
Public offering price(1)..................................    100%     $300,000,000
Underwriting discount.....................................
Proceeds, before expenses, to SCI.........................

     (1) Plus accrued interest, if any, from             , 2001.

     We have granted to the underwriters named below an option to purchase up to an additional $45,000,000 aggregate principal amount of notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through The
Depository Trust Company on or about             , 2001.
                             ----------------------
MERRILL LYNCH & CO.
                           JPMORGAN
                                            BANC OF AMERICA SECURITIES LLC
                                                                    UBS  WARBURG
                             ----------------------

         The date of this prospectus supplement is             , 2001.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................   S-8
Disclosure Regarding Forward-Looking Statements.............  S-11
Use of Proceeds.............................................  S-12
Price Range of Common Stock.................................  S-12
Dividend Policy.............................................  S-12
Capitalization..............................................  S-13
Ratio of Earnings to Fixed Charges..........................  S-13
Selected Consolidated Financial Data........................  S-14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-16
The Company.................................................  S-27
Description of Notes........................................  S-30
Certain Federal Income Tax Considerations...................  S-41
Underwriting................................................  S-47
Legal Matters...............................................  S-49
Experts.....................................................  S-49

                            PROSPECTUS

About this Prospectus.......................................     2
Where You Can Find More Information.........................     3
The Company.................................................     5
The Trusts..................................................     5
Use of Proceeds.............................................     6
Ratios of Earnings to Fixed Charges.........................     6
Description of Company Debt Securities......................     6
Description of Capital Stock................................    32
Description of Common Stock Warrants........................    36
Description of Preferred Securities.........................    39
Description of Preferred Securities Guarantees..............    41
Effect of Obligations under Company Debt Securities and
  Preferred Securities Guarantees...........................    44
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    45
Plan of Distribution........................................    46
Legal Matters...............................................    47
Experts.....................................................    47

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THESE DATES.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement and the related prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus supplement and the related prospectus carefully, including the financial statements and the documents incorporated by reference into the related prospectus.

     In this prospectus supplement, references to "SCI," "we," "us," "our" and "ours" mean Service Corporation International and our consolidated subsidiaries. All references to dollars in this prospectus supplement are in thousands except where otherwise indicated. All financial and statistical information through March 31, 2001 includes our Australian operations in which we sold an 80% joint venture interest in May 2001.

                                  OUR BUSINESS

     We are the largest provider of death care services in the world. As of March 31, 2001, we operated 3,558 funeral service locations, 517 cemeteries and 200 crematoria located in 18 countries on five continents. We conduct funeral service operations in all 18 countries and cemetery operations in all countries in North America, South America, Australia and certain countries within Europe. As of March 31, 2001, our largest markets were North America and France, which when combined represent approximately 86% of our consolidated revenues and 78% of our total operating locations. As of March 31, 2001, revenue from continuing operations for the prior twelve months was $2,559,013 and EBITDA from continuing operations for the same period was $493,594.

     Our funeral and cemetery operations consist of funeral service locations, cemeteries, crematoria and related businesses. The operations are organized into a North American division covering the United States and Canada and a European division responsible for all operations in Europe, and other international operations managed in the Pacific Rim and South America. Each division is under the direction of divisional executive management with substantial industry experience. Local funeral service location and cemetery managers, under the direction of the divisional management, receive support and resources from our headquarters in Houston, Texas and have substantial autonomy with respect to the manner in which services are conducted.

     The majority of our funeral service locations and cemeteries are managed in groups called clusters. Clusters are geographical groups of funeral service locations and cemeteries that lower their individual overhead costs by sharing common resources such as operating personnel, preparation services, clerical and accounting staff, limousines, hearses and preneed sales activities. Personnel costs, our largest operating expense, is the cost component most beneficially affected by clustering. The sharing of employees, as well as the other costs mentioned, allows us to more efficiently utilize our operating facilities due to the traditional fluctuation in the number of funeral services and cemetery interments performed in a given period.

     We have multiple funeral service locations and cemeteries in a number of metropolitan areas. Within individual metropolitan areas, the funeral service locations and cemeteries operate under various names because most operations were acquired as existing businesses. Some of our funeral service locations in our international operations operate under certain brand names specific for a general area or country. In 2000, we started branding our operations in North America under the name Dignity Memorial(TM). While this process is intended to emphasize our seamless national network of funeral service locations and cemeteries in North America, the original names associated with acquired operations with their inherent goodwill and heritage will remain the same as before acquisition.

                             STRATEGIC INITIATIVES

     Historically, our growth has been largely attributable to acquiring funeral and cemetery businesses. These acquisitions created the world's largest network of funeral service locations and cemeteries. We believe this network forms the foundation of our growth initiatives going forward. During the mid-1990s, the market to acquire funeral service locations and cemeteries became extremely competitive, which resulted in increased acquisition prices and substantially reduced returns on invested capital. In early 1999, we announced plans to significantly reduce the level of our acquisition activity and pursue other means to create meaningful growth from our existing operations. As a result, our current strategic plan is focused on reducing overhead costs, increasing cash flow, including key revenue initiatives designed to drive future internal growth, and reducing debt.

OVERHEAD COSTS

     Our overhead costs include corporate general and administrative expenses, regional field overhead costs and other home office costs related to functions directly supporting field operations. During the first quarter of 2001, our overhead costs were below the levels in the same period of 2000. General and administrative expenses decreased 10.6% in the first quarter of 2001 compared to the same period of 2000. This decrease in general and administrative expenses is principally attributable to the reduction in costs after we completed the implementation of our North America proprietary point of sale system in 2000 and due to the completion of the initial roll-out of our Central Processing Centers in our North America operating clusters.

OPERATING FREE CASH FLOW

     Cash flow initiatives include revenue growth initiatives, discussed in detail below, working capital improvements, cost reduction initiatives, asset redeployment and enhanced funeral and cemetery trust administration and management. Revenue initiatives, discussed in detail below, include such programs as our Dignity Memorial(TM) packaged funeral plans and the development of affinity relationships. Working capital improvements include programs to accelerate customer collections and deliver pre-sold merchandise to customers to satisfy trusting requirements. Cost reduction initiatives include changes to our employee benefit plans and other overhead reductions primarily related to information technology costs. Our recurring operating free cash flow is also expected to increase related to assets being redeployed and managed more efficiently such as cash override payments that will be received as a result of marketing agreements entered into in connection with the sale of our insurance subsidiaries and interest savings as a result of proceeds received from our divestitures and joint venturing programs. Enhanced cemetery and funeral trust administration and management will allow us to increase operating free cash flow by reducing processing times for trust claims and accelerate trust distributions as well as the continuation of our surety bond program for additional financial assurance.

     We are in various stages of executing the above cash flow initiatives and, along with other cash flow initiatives currently under development, expect these initiatives to increase our recurring operating free cash flow to a run rate between $100,000 and $150,000 by the end of 2001. We also expect our recurring operating free cash flow to have a run rate between $200,000 and $250,000 by the end of 2002.

REVENUE GROWTH INITIATIVES

     Due to our possessing the largest network of funeral homes and cemeteries in the world, we have unique opportunities to leverage our network by adding new products and services, attracting new customers to our existing facilities, and aggressively expanding our current market share in our funeral and cemetery markets. We plan to expand our market share and generate future revenue growth through the execution of several initiatives without the outlay of significant additional capital. Six of our most important revenue growth initiatives primarily being implemented in North America are listed below:

     - Creation of a seamless, national brand of funeral service locations under the Dignity Memorial(TM) brand name.

     - Implementation of Dignity Memorial(TM) funeral packages.

     - Establishment of exclusive, national, branded affinity relationships with employers, social, fraternal and charitable groups or institutions.

     - Improvement of standards in customer service.

     - Continued commitment to funeral and cemetery prearrangement.

     - Expansion of cremation marketing, merchandising and services.

  Dignity Memorial(TM) Brand Name

     The development of the Dignity Memorial(TM) brand name is a unique opportunity that will create the first national brand in the death care industry for funeral service locations that will be recognized and portable on a national basis. We believe only we can pursue the development of such a brand name due to our size and geographic diversity. A national network with national portability of products and services is important to our current and prospective affinity partners. The Dignity Memorial(TM) provider network will also be developed through an affiliate program by offering non-SCI funeral service locations, primarily in markets where we do not currently have coverage, the opportunity to join the Dignity Memorial(TM) provider network and have access to the Dignity Memorial(TM) branded products and services, prearranged funeral funding services, merchandising expertise and Internet capabilities.

  Dignity Memorial(TM) Funeral Packages

     We are also in the process of implementing Dignity Memorial(TM) branded funeral packages in North America which will be completed in 2001. The Dignity Memorial(TM) funeral packages are designed to simplify customer decision making and include new products and services which have traditionally not been available through funeral service locations. Examples of these new products and services include legal services, estate organizing and planning, grief counseling and virtual family archiving services on the Internet. These new products and services are designed to increase customer satisfaction while also increasing funeral operating revenues and profitability.

  Affinity Relationships

     We are continuing our efforts to execute agreements with affinity partners on national, regional and local levels which provide exclusive, direct access through mail or other agreed upon media to large groups of individuals who meet our ideal customer profile. We then tailor funeral plans to suit the affinity partner's membership requirements. As an example, we have begun implementing specialized funeral plans through an affinity relationship with the Veterans of Foreign Wars (VFW) and the VFW Ladies Auxiliary in 2001, which includes VFW and branch of service logos, unique flag and medal cases and specified services requested for VFW members.

  Customer Service

     Beginning in 1998 and completed in 2000, we implemented comprehensive continuous customer surveys to provide valuable feedback from consumers in order to enhance customer service and provide insight into consumer preferences for additional products and services on a global basis. We received responses from 48% of all families serviced in 2000 in North America funeral service locations which indicated a high approval rating.

  Funeral and Cemetery Prearrangement

     We also remain committed to prearrangement programs with consumers for funeral and cemetery products and services, which we believe can increase future market share in our funeral service and cemetery markets. At December 31, 2000, we had deferred preneed cemetery contract revenues of $1,815,157 which will be recognized as revenues in future periods. During 2000, we restructured our prearranged sales organization and compensation plans to improve the cash flows from our prearrangement activities. In addition to funding approximately 75% of prearranged funeral contracts through insurance sources creating general agency revenue and cash overrides, we also introduced direct-to-consumer prearranged marketing in North America in 2000 which opens a new marketing channel with consumers to expand the scope of our prearrangement activities. The funds collected from consumers for prearranged funeral contracts are generally placed in trust accounts (pursuant to applicable law) or are used to pay premiums on life insurance policies from third party insurers. At December 31, 2000, we had deferred prearranged funeral contracts of $4,537,669.

  Cremation Marketing, Merchandising and Services

     We also believe that there are significant opportunities available to increase market share in the cremation segment of its markets through more effective marketing of cremation products and services. While we will continue to expand cremation memorialization products and services at its traditional funeral service locations and cemeteries, we also plan to expand the SCI-owned largest single provider of cremation services in North America, National Cremation Service(R), from its existing base in ten states into seven additional states by the end of 2002.

DEBT REDUCTION

     During the first quarter of 2001, we reduced our total debt by $258,987. Funds available to achieve this debt reduction were generated from our recurring operating free cash flow, proceeds from the sales of certain non-strategic funeral and cemetery operations in North America, receipts of non-recurring funds from certain income tax refunds and receipts of non-recurring funds from the collection of receivables from funeral and cemetery trust funds. During the first quarter of 2001, we also extinguished certain debt obligations using our common stock in transactions with third parties who owned such debt instruments.

                                                        DEBT AT            DEBT AT          DEBT
                                                     MARCH 31, 2001   DECEMBER 31, 2000   REDUCTION
                                                     --------------   -----------------   ---------
Current maturities of long-term debt...............    $  171,023        $  176,782       $  (5,759)
Long-term debt.....................................     2,861,287         3,114,515        (253,228)
                                                       ----------        ----------       ---------
          Total debt...............................    $3,032,310        $3,291,297       $(258,987)
                                                       ==========        ==========       =========

     The execution of our debt reduction initiatives continues to meet our expectations. We are continuing discussions with various parties concerning the possibility of joint venturing primarily our international operations. Proceeds from any investments made by strategic partners will be used by us to reduce our debt. With our recent joint venture arrangement with our Australian operations, we have reduced our debt to less than $3,000,000. With the proceeds from other possible joint venture programs and from the continued sales of certain non-strategic funeral and cemetery operations in North America, as well as from improvements expected in recurring operating free cash flow, our goal is to reduce our debt from its current level to a range of $2,000,000 to $2,500,000 by the end of 2002.

                              RECENT DEVELOPMENTS

     In May 2001, we announced the completion of a joint venture involving our Australian operations. In addition to receiving approximately $118,200 in net after tax cash proceeds, we received securities with a fair value of $24,400, which includes a 20% equity interest and a 12% subordinated convertible note. Utilizing these cash proceeds to pay off debt, our debt balance is now below $3,000,000.

                            ------------------------

     SCI was incorporated in Texas in July of 1962. Our principal corporate offices are located at 1929 Allen Parkway, Houston, Texas 77019 and our telephone number is (713) 522-5141.

                                  THE OFFERING

Securities Offered.........  $300,000,000 aggregate principal amount (excluding
                             $45,000,000 aggregate principal amount subject to
                             the underwriters' over-allotment option) of      %
                             Convertible Subordinated Notes due           .

Interest...................    % per annum on the principal amount, payable
                             semiannually in arrears on           and
                             each year commencing             , 2001.

Denominations..............  The notes will be issued in denominations of $1,000 principal amount and integral multiples thereof.

Conversion Rights..........  Each note will be convertible, at the option of the holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into shares of our common stock at a conversion rate of shares per note (equivalent to a
                             conversion price of $     per share of common
                             stock). The conversion rate will be subject to adjustment upon occurrence of certain events affecting our common stock. Subject to certain exceptions, upon conversion, the holder will not receive any cash payment representing any further interest; such accrued cash interest will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of Notes -- Conversion."

Ranking....................  The notes will be unsecured obligations of SCI and will be subordinated to our existing and future senior indebtedness. The notes will be effectively subordinated to the indebtedness and other obligations of our subsidiaries. At March 31, 2001, we had approximately $3.0 billion of senior indebtedness outstanding.

Sinking Fund...............  None.

Optional Redemption........  We may not redeem the notes prior to           . On
                             and after such date, the notes are redeemable for cash at any time at our option, in whole or in part, at redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of Notes -- Book
                             Entry, Delivery and Form" and "-- Same-Day
                             Settlement and Payment."

Use of Proceeds............  We intend to use the net proceeds of this offering to repay debt, including a portion of the indebtedness under our bank revolving credit agreements.

DTC Eligibility............  Except as hereinafter described, notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated notes, except in limited circumstances described herein. Settlement and all secondary market trading activity for the notes will be in same day funds. See "Description of Notes -- Book Entry, Delivery and Form" and
                             "-- Same-Day Settlement and Payment."

Trading....................  We can provide no assurance as to the liquidity of or trading markets for the notes. Our common stock is listed on the New York Stock Exchange under the symbol "SRV."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth our historical and pro forma financial information as of the dates and for the periods indicated. You should read the following information together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes contained in our 2000 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2001, which are incorporated by reference in the accompanying prospectus.

     In the fourth quarter of 2000, we implemented Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB No. 101). As a result of this implementation, we have changed certain of our accounting policies regarding the manner in which we record preneed sales activities. We recorded a one time, non-cash charge of $909,315 as of January 1, 2000 representing the cumulative effect of this accounting change. The summary consolidated financial data presented below for 2000 is reported after the implementation of SAB No. 101 on January 1, 2000. The statement of operations data and other financial data presented below for 1999 and 1998 are reported on a proforma basis as if the implementation of SAB No. 101 had occurred in those years.

                                                                              YEAR ENDED DECEMBER 31,
                                              THREE MONTHS ENDED      ---------------------------------------
                                                   MARCH 31,                                PRO FORMA
                                            -----------------------                 -------------------------
                                               2001         2000         2000          1999          1998
                                            -----------   ---------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
  Revenue from continuing operations......  $   677,776   $ 683,493   $ 2,564,730   $ 2,745,114   $ 2,354,822
  Income (loss) from continuing operations
    before extraordinary gains and
    cumulative effect of accounting
    changes...............................        3,319      20,937      (425,523)     (210,668)      147,854
  Net income (loss).......................          265    (876,641)   (1,343,251)     (191,856)      158,435
  Earnings per share(1):
    Income (loss) from continuing
      operations before extraordinary
      gains and cumulative effect of
      accounting changes(1):
      Basic(1)............................          .01         .08         (1.56)         (.77)          .58
      Diluted(1)..........................          .01         .08         (1.56)         (.77)          .57
    Net income (loss):
      Basic...............................          .00       (3.22)        (4.93)         (.70)          .62
      Diluted.............................          .00       (3.21)        (4.93)         (.70)          .61
  Cash dividends per share................           --          --            --           .27           .36
OTHER FINANCIAL DATA:
  EBITDA from continuing operations(2):
    North America.........................      112,693     107,798       377,835       383,519       423,040
    International.........................       33,442      51,120       128,542       167,695       145,917
  Capital expenditures....................       27,627      20,574        83,370       207,131       251,825
  Cash flows of continuing operations
    provided by (used in):
    Operating activities..................      206,439      52,496       223,600       251,960       181,664
    Investing activities..................      (25,929)    (21,669)      316,034      (187,155)     (991,713)
    Financing activities..................     (183,435)     42,548      (564,463)     (266,756)    1,041,561

                                                                             AS OF DECEMBER 31,
                                                                   ---------------------------------------
                                            AS OF MARCH 31, 2001      2000          1999          1998
                                            --------------------   -----------   -----------   -----------
BALANCE SHEET DATA (HISTORICAL):
  Total assets............................      $12,499,895        $12,898,469   $12,978,230   $11,729,816
  Long-term debt, less current
    maturities............................        2,861,287          3,114,515     3,636,067     3,764,590
  Stockholders' equity....................        1,914,705          1,975,821     3,495,273     3,154,102

---------------

(1) Earnings per share data for the three months ended March 31, 2001 reflects the effects of an impairment charge of $25,458 ($18,330 on an after tax basis), or $.07 per diluted share ($.07 basic), as a result of the decision to joint venture our Australian operations.

(2) EBITDA is defined as income (loss) from continuing operations before income taxes, extraordinary gains and cumulative effect of accounting changes, plus depreciation and amortization expense, interest expense and restructuring and non-recurring charges for the periods indicated.

                                  RISK FACTORS

     You should carefully consider the risks described below and all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS.

     The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. At March 31, 2001, our senior indebtedness was approximately $3.0 billion. The terms of the notes do not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee. Upon payment or any distribution of our assets pursuant to any insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the notes will be subordinated to the prior payment in full of all of our senior indebtedness, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO INDEBTEDNESS OF OUR SUBSIDIARIES.

     The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES IN THE EVENT OF A CHANGE IN CONTROL.

     We may not repurchase any notes in certain circumstances involving a Change in Control if at such time the subordination provision of the indenture would prohibit us from making payments in respect of the notes. The failure to repurchase the notes when required would result in an Event of Default under the indenture and would constitute a default under the terms of our other indebtedness. See "Description of Notes -- Subordination of Notes."

AS A HOLDING COMPANY, OUR ONLY SOURCE OF CASH IS DISTRIBUTIONS FROM OUR SUBSIDIARIES.

     As a holding company whose principal assets are the shares of capital stock of our subsidiaries, we do not generate any operating revenues of our own. Consequently, we depend on dividends, advances and payments from our subsidiaries to fund our activities and meet our cash needs, including our debt service requirements. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available therefor. Their ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to various business considerations and to applicable state laws.

WE ARE HIGHLY LEVERAGED. OUR INDEBTEDNESS LIMITS CASH FLOW AVAILABLE FOR OUR OPERATIONS AND COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE DEBT OR OBTAIN ADDITIONAL FINANCING IF NECESSARY.

     As of March 31, 2001, we had approximately $3.0 billion in debt. Our indebtedness could limit our ability to obtain additional financing, limit our flexibility in planning for, or reacting to, changes in the markets in which we compete, and require us to dedicate more cash flow to service our debt than we desire. Our ability to satisfy our indebtedness in a timely manner will be dependent on the successful execution of our long-term strategic plan and the resulting improvements in our operating performance.

THE IMPACT OF RECENTLY PROPOSED ACCOUNTING CHANGES RELATING TO GOODWILL COULD BE SIGNIFICANT.

     The Financial Accounting Standards Board issued an exposure draft in February 2001 which, if adopted as proposed, would establish a new accounting standard for the treatment of goodwill in a business combination. The exposure draft would eliminate amortization of goodwill, but would require that goodwill be tested for impairment using a fair-value approach. If adopted as proposed and made effective in the first quarter of 2002 as currently contemplated, it is probable that we would be required to record a non-cash impairment charge. We are unable to determine the amount at this time, but we believe the amount could be significant.

EXTENSIVE AND EVOLVING REGULATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     Our operations are subject to regulation, supervision and licensing under numerous foreign, federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services, and various other aspects of our business. The impact of such regulations varies depending on the location of our funeral and cemetery operations.

     From time to time, foreign, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. For example, some states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on our results of operations.

WE MAY NOT ACHIEVE OUR CURRENT STRATEGIC PLAN.

     Our strategic plan is focused on reducing overhead costs, increasing cash flow, including cash flow from asset redeployment, and reducing debt while at the same time developing key revenue initiatives designed to drive future internal growth in our core funeral and cemetery operations without the outlay of significant capital. We can give no assurance that we will be able to execute any or all of our strategic plan. Failure to execute any or all of our strategic plan could have a material adverse effect on our results of operations, financial condition and cash flows.

     As a result of our focus on achieving the strategic plan described above, we have provided guidance in our public disclosures as to the components of our strategic plan; however, we have not provided any guidance concerning our earnings per share for 2001 and 2002 and any such earnings estimates contained in any research analyst reports should not be viewed as our estimates.

OUR REVENUES, EARNINGS AND NET WORTH MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS.

     Our revenues from non-U.S. operations are primarily denominated in local currency where the associated revenues were earned. We may experience significant negative fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates. Due to constantly changing currency exposures to which we are subject and volatility of currency exchange rates, we cannot assure you that we will not experience material adverse effects to our revenues, earnings and net worth in the future, nor can we predict the effect of exchange rate fluctuations upon future operating results.

WE ARE THE SUBJECT OF CLASS ACTION LAWSUITS THAT, IF DECIDED AGAINST US, COULD HAVE A NEGATIVE EFFECT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND FUTURE PROSPECTS.

     In January 1999, 23 putative class-action lawsuits were filed in the United States District Courts for the Southern and Eastern Districts of Texas, on behalf of persons and entities who (1) acquired shares of our common stock in the merger with Equity Corporation International, or ECI; (2) purchased shares of our common stock in the open market during the period from July 17, 1998 through January 26, 1999 (referred to herein as the class period); (3) purchased call options of ours in the open market during the class period; (4) sold put options of ours in the open market during the class period; (5) held employee stock options in ECI that became options to acquire our stock pursuant to the ECI merger; and (6) held employee stock options to purchase our common stock under a plan during the class period. These actions have been consolidated into one lawsuit in the federal court in Houston, Texas. The consolidated complaint alleges that we and three of our current or former executive officers and directors violated sections of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, allegedly by issuing false and misleading statements and failing to disclose material information concerning our pre-arranged funeral business and other financial matters, including in connection with the ECI merger. The consolidated complaint also alleges that we violated Section 11 and Section 12 of the Securities Act of 1933 in connection with the ECI merger related claims. Plaintiffs allege damages based on the market loss, during the class period, of the outstanding shares, including those exchanged in the ECI merger. The case is subject to the Private Securities Litigation Reform Act of 1995 (PSLRA). Under the PSLRA, all discovery is currently stayed pending the court's resolution of a motion to dismiss. In October 1999, we filed a motion to dismiss the consolidated complaint that has not been ruled on by the court.

     Four similar cases were also brought in the state courts of Texas by former officers, directors and shareholders of ECI alleging violations of Texas securities laws and statutory and common law fraud in connection with the ECI merger.

     The ultimate outcome of the stockholder class-action and employee cases cannot be determined at this time. While the plaintiffs have not been required to quantify their claim of damages, a decision adverse to us in this matter could have a material adverse effect on us, our financial condition, our results of operations and our future prospects.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 in this prospectus supplement. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made in this prospectus supplement and in any other documents or oral presentations made by, or on behalf of, us. Important factors which could cause our actual results to differ materially from those in forward-looking statements include, among others, the following:

     - changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly but not limited to, levels of interest expense and negative currency translation effects,

     - changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace,

     - our ability to successfully implement and complete our strategic plan, including the interest of third parties to enter into and consummate alliances and joint ventures with us,

     - our ability to generate expected proceeds from the sale of certain funeral and cemetery operations and to implement plans to improve recurring operating free cash flow,

     - changes in consumer demand and/or pricing for our products and services caused by several factors such as changes in local death rates, cremation rates, competitive pressures and local economic conditions,

     - our ability to successfully implement ongoing cost reduction initiatives, as well as changes in domestic and international economic, political and/or regulatory environments, which could negatively effect the implementation of our cost reduction initiatives,

     - our ability to successfully implement certain strategic revenue and marketing initiatives resulting in increased volume through our existing facilities,

     - changes in domestic and international political and/or regulatory environments in which we operate, including tax and accounting policies, and

     - our ability to successfully exploit our substantial purchasing power with certain of our vendors.

We assume no obligation to publicly update or revise any forward-looking statements made in this prospectus supplement to reflect events or circumstances after the date of this prospectus supplement.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes are estimated to be $289.0 million. We expect to use the net proceeds from the offering of the notes to repay debt, including a portion of the indebtedness under our revolving credit facilities. Pending such uses, net proceeds may be invested in short-term investments. As of June 1, 2001, approximately $658.6 million was outstanding under the revolving credit facilities at a weighted average annual interest rate of 5.86%. The revolving credit facilities have final maturity dates in June 2002. The interest rate on the outstanding amount at June 1, 2001 resets periodically at intervals ranging from three to 81 days. Affiliates of certain of the Underwriters are lenders under the revolving credit facilities and will receive a portion of the proceeds from the offering. See "Underwriting."

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the New York Stock Exchange since May 14, 1974. The table below shows the high and low sales prices of our common stock for the periods indicated:

                                                               HIGH     LOW
                                                              ------   ------
1999
  First Quarter.............................................  $38.50   $14.25
  Second Quarter............................................  $21.19   $13.31
  Third Quarter.............................................  $18.88   $10.56
  Fourth Quarter............................................  $10.31   $ 6.44
2000
  First Quarter.............................................  $ 7.00   $ 3.00
  Second Quarter............................................  $ 5.44   $ 2.81
  Third Quarter.............................................  $ 3.50   $ 2.13
  Fourth Quarter............................................  $ 2.56   $ 1.69
2001
  First Quarter.............................................  $ 4.85   $ 1.56
  Second Quarter (through June 12)..........................  $ 7.39   $ 4.00

     "SRV" is the New York Stock Exchange ticker symbol for our common stock. Options in our common stock are traded on the Philadelphia Stock Exchange under the symbol "SRV."

                                DIVIDEND POLICY

     In October 1999, we suspended payment of regular quarterly cash dividends on our outstanding common stock in order to focus on improving cash flow and reducing existing debt. For the two years ended December 31, 1999 and 1998, dividends per share were $.27 and $.36, respectively. We do not currently anticipate paying any dividends on our common stock. In addition, our existing credit facilities restrict the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth our historical capitalization at March 31, 2001 and as adjusted to reflect the issuance of $300 million of notes and our application of the net proceeds. You should read this table together with our financial statements and related notes thereto contained in our 2000 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2001 incorporated by reference in the accompanying prospectus.

                                                                   MARCH 31, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS,
                                                               EXCEPT SHARE AMOUNTS)
Cash and cash equivalents...................................  $   40,221   $   40,221
                                                              ==========   ==========
Current maturities of long-term debt........................  $  171,023   $  171,023
                                                              ==========   ==========
Long-term debt..............................................  $2,861,287   $2,572,287
     % Convertible subordinated notes due             ......          --      300,000
Deferred loan costs associated with the convertible
  subordinated notes........................................          --      (11,000)
                                                              ----------   ----------
          Total long-term debt..............................   2,861,287    2,861,287
                                                              ----------   ----------
Stockholders equity:
  Common stock, $1 per share par value, 500,000,000 shares
     authorized, 277,787,105 issued and outstanding (net of
     2,468,012 treasury shares, at par)(1)..................     277,787      277,787
  Capital in excess of par value............................   2,171,212    2,171,212
  Accumulated deficit.......................................    (216,088)    (216,088)
  Accumulated other comprehensive loss......................    (318,206)    (318,206)
                                                              ----------   ----------
          Total stockholders' equity........................   1,914,705    1,914,705
                                                              ----------   ----------
          Total capitalization..............................  $4,775,992   $4,775,992
                                                              ==========   ==========

----------------------

(1) Excludes (i) 28,794,851 shares of common stock reserved for issuance upon the exercise of outstanding options, (ii) 1,898,306 shares of common stock issuable upon conversion of outstanding convertible debentures, and (iii)
           shares of common stock issuable upon conversion of the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges are based on reported numbers for the periods indicated and are as follows:

                          YEAR ENDED DECEMBER 31,
THREE MONTHS ENDED   ---------------------------------
  MARCH 31, 2001     2000    1999   1998   1997   1996
------------------   -----   ----   ----   ----   ----

       1.14          (0.62)  0.75   3.33   4.25   3.20

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, extraordinary gains and cumulative effect of accounting changes; (1) less undistributed income of equity investees which are less than 50% owned; (2) plus the minority interest of majority-owned subsidiaries with fixed charges; and (3) plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, whether capitalized or expensed, amortization of debt costs, and one-third of rental expense which we consider representative of the interest factor in the rentals.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following historical consolidated financial data as of and for the five years ended December 31, 2000 are derived from our audited consolidated financial statements. The historical financial information as of and for the three months ended March 31, 2001 and 2000 is derived from our unaudited consolidated financial statements. You should read the selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes contained in our 2000 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2001, which are incorporated by reference in the accompanying prospectus.

                                      THREE MONTHS ENDED
                                           MARCH 31,                                YEAR ENDED DECEMBER 31,
                                    -----------------------   -------------------------------------------------------------------
                                       2001         2000         2000          1999          1998          1997          1996
                                    -----------   ---------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues..........................  $   677,776   $ 683,493   $ 2,564,730   $ 3,007,958   $ 2,696,317   $ 2,461,690   $ 2,287,543
Costs and expenses................     (566,888)   (566,428)   (2,237,088)   (2,423,212)   (1,996,108)   (1,780,790)   (1,689,742)
General and administrative
  expenses........................      (17,979)    (20,113)      (79,932)      (82,585)      (66,839)      (66,781)      (63,215)
Restructuring and non-recurring
  charges.........................      (25,023)         --      (461,072)     (362,428)           --            --            --
Interest expense..................      (60,806)    (69,549)     (281,548)     (238,185)     (177,053)     (136,720)     (138,557)
Dividends on preferred securities
  of SCI Finance LLC..............           --          --            --            --            --        (4,382)      (10,781)
Other income (loss) on sale of
  investment......................        2,954       3,806       (22,068)       31,759        43,649       100,244        21,982
                                    -----------   ---------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations before income taxes,
  extraordinary gains and
  cumulative effect of accounting
  change..........................       10,034      31,209      (516,978)      (66,693)      499,966       573,261       407,230
(Provision) benefit for income
  taxes...........................       (6,715)    (10,272)       91,455        15,469      (168,405)     (204,611)     (146,225)
                                    -----------   ---------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations before extraordinary
  gains and cumulative effect of
  accounting changes..............  $     3,319   $  20,937   $  (425,523)  $   (51,224)  $   331,561   $   368,650   $   261,005
                                    ===========   =========   ===========   ===========   ===========   ===========   ===========
Net income (loss).................  $       265   $(876,641)  $(1,343,251)  $   (32,412)  $   342,142   $   333,750   $   265,298
                                    ===========   =========   ===========   ===========   ===========   ===========   ===========
  Earnings per share (diluted):
    Income (loss) from continuing
      operations before
      extraordinary gains and
      cumulative effect of
      accounting changes..........  $       .01   $     .08   $     (1.56)  $      (.19)  $      1.27   $      1.45   $      1.06
    Net income....................          .00       (3.21)        (4.93)         (.12)         1.31          1.31          1.08
Cash dividends per share..........           --          --            --           .27           .36           .30           .24

                                                                                       AS OF DECEMBER 31,
                                                                -----------------------------------------------------------------
                                       AS OF MARCH 31, 2001        2000          1999          1998          1997         1996
                                      -----------------------   -----------   -----------   -----------   ----------   ----------
BALANCE SHEET DATA:
Total assets........................        $12,499,895         $12,898,469   $12,978,230   $11,729,816   $9,925,643   $8,403,431
Deferred prearranged funeral
  contract revenues.................         4,484,800            4,537,669     3,186,081     2,819,794    2,805,429    2,725,770
Deferred preneed cemetery contract
  revenues..........................         1,808,608            1,815,157            --            --           --           --
Long-term debt, less current
  maturities........................         2,861,287            3,114,515     3,636,067     3,764,590    2,634,699    2,048,737
Stockholders' equity................         1,914,705            1,975,821     3,495,273     3,154,102    2,726,004    2,235,317

     The following table sets forth our historical and pro forma financial information as of the dates and for the periods indicated. You should read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes contained in our 2000 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2001, which are incorporated by reference in the accompanying prospectus.

     In the fourth quarter of 2000, we implemented Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB No. 101). As a result of this implementation, we have changed certain of our accounting policies regarding the manner in which we record preneed sales activities. We recorded a one time, non-cash charge of $909,315 as of January 1, 2000 representing the cumulative effect of this accounting change. The selected consolidated financial data presented below for 2000 is reported after the implementation of SAB No. 101 on January 1, 2000. The selected consolidated statement of operations data and other financial data presented below for 1999 and 1998 are reported on a proforma basis as if the implementation of SAB No. 101 had occurred in those years.

                                                                           YEAR ENDED DECEMBER 31,
                                           THREE MONTHS ENDED      ---------------------------------------
                                                MARCH 31,                                PRO FORMA
                                         -----------------------                 -------------------------
                                            2001         2000         2000          1999          1998
                                         -----------   ---------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
  Revenue from continuing operations...  $   677,776   $ 683,493   $ 2,564,730   $ 2,745,114   $ 2,354,822
  Income (loss) from continuing
    operations before extraordinary
    gains and cumulative effect of
    accounting changes.................        3,319      20,937      (425,523)     (210,668)      147,854
  Net income (loss)....................          265    (876,641)   (1,343,251)     (191,856)      158,435
  Earnings per share(1):
    Income (loss) from continuing
      operations before extraordinary
      gains and cumulative effect of
      accounting changes(1):
      Basic(1).........................          .01         .08         (1.56)         (.77)          .58
      Diluted(1).......................          .01         .08         (1.56)         (.77)          .57
    Net income (loss):
      Basic............................          .00       (3.22)        (4.93)         (.70)          .62
      Diluted..........................          .00       (3.21)        (4.93)         (.70)          .61
  Cash dividends per share.............           --          --            --           .27           .36
OTHER FINANCIAL DATA:
  EBITDA from continuing operations(2):
    North America......................      112,693     107,798       377,835       383,519       423,040
    International......................       33,442      51,120       128,542       167,695       145,917
  Capital expenditures.................       27,627      20,574        83,370       207,131       251,825
  Cash flows of continuing operations
    provided by (used in):
    Operating activities...............      206,439      52,496       223,600       251,960       181,664
    Investing activities...............      (25,929)    (21,669)      316,034      (187,155)     (991,713)
    Financing activities...............     (183,435)     42,548      (564,463)     (266,756)    1,041,561

                                                                                   AS OF DECEMBER 31,
                                                                         ---------------------------------------
                                              AS OF MARCH 31, 2001          2000          1999          1998
                                          ----------------------------   -----------   -----------   -----------
BALANCE SHEET DATA (HISTORICAL):
  Total assets..........................          $12,499,895            $12,898,469   $12,978,230   $11,729,816
  Long-term debt, less current
    maturities..........................            2,861,287              3,114,515     3,636,067     3,764,590
  Stockholders' equity..................            1,914,705              1,975,821     3,495,273     3,154,102

---------------

(1) Earnings per share data for the three months ended March 31, 2001 reflects the effects of an impairment charge of $25,458 ($18,330 on an after tax basis), or $.07 per diluted share ($.07 basic), as a result of the decision to joint venture our Australian operations.

(2) EBITDA is defined as income (loss) from continuing operations before income taxes, extraordinary gains and cumulative effect of accounting changes, plus depreciation and amortization expense, interest expense and restructuring and non-recurring charges for the periods indicated.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following discussion should be read together with the "Selected Consolidated Financial Data" and the historical financial statements and related notes contained in our 2000 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2001, which are incorporated by reference in the accompanying prospectus.

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     The following is a discussion of our results of operations for the three months ended March 31, 2001 and 2000. These results of operations for the first quarter of 2001 and 2000 reflect the implementation of SAB No. 101 as of January 1, 2000, as discussed in note three to the consolidated financial statements included in Item 1 of our Quarterly Report on Form 10-Q for the first quarter of 2001, which is incorporated by reference in the accompanying prospectus.

     For the quarter ended March 31, 2001, we reported revenues of $677,776, representing a 0.8% decrease compared to $683.493 in the first quarter of 2000. Gross profit from continuing operations in the first quarter of 2001 decreased 5.3% to $110,888 compared to $117,065 in the same period of 2000. Gross margin percentage decreased 4.1% to 16.4% compared to 17.1% in the first quarter 2000. For the three months ended March 31, 2001, we reported earnings from continuing operations before restructuring and non-recurring charges of $21,384, net income of $265, diluted earnings per share from continuing operations before restructuring and non-recurring charges of $.08 ($.08 basic) and diluted earnings per share of $.00 ($.00 basic). We reported earnings from continuing operations before restructuring and non-recurring charges of $20,937, net loss of $876,641, diluted earnings per share from continuing operations before restructuring and non-recurring charges of $.08 ($.08 basic) and diluted loss per share of $3.21 ($3.22 basic) for the first quarter of 2000.

     Results of our continuing operations by geographic segment are detailed in the following tables.

                                              THREE MONTHS ENDED MARCH 31, 2001
                       --------------------------------------------------------------------------------
                        NORTH      % OF                 % OF      OTHER     % OF                 % OF
                       AMERICA    REVENUE    EUROPE    REVENUE   FOREIGN   REVENUE    TOTAL     REVENUE
                       --------   -------   --------   -------   -------   -------   --------   -------
Revenues:
  Funeral............  $315,550     66.9%   $171,573     96.6%   $13,494     47.3%   $500,617     73.9%
  Cemetery...........   156,017     33.1%      6,090      3.4%    15,052     52.7%    177,159     26.1%
                       --------    -----    --------    -----    -------    -----    --------    -----
                       $471,567    100.0%   $177,663    100.0%   $28,546    100.0%   $677,776    100.0%
                       --------    -----    --------    -----    -------    -----    --------    -----
Gross profit and
  margin percentage:
  Funeral............  $ 68,374     21.7%   $ 15,028      8.8%   $   509      3.8%   $ 83,911     16.8%
  Cemetery...........    23,037     14.8%      2,250     39.6%     1,690     11.2%     26,977     15.2%
                       --------    -----    --------    -----    -------    -----    --------    -----
                       $ 91,411     19.4%   $ 17,278      9.7%   $ 2,199      7.7%   $110,988     16.4%
                       --------    -----    --------    -----    -------    -----    --------    -----

                                              THREE MONTHS ENDED MARCH 31, 2000
                       --------------------------------------------------------------------------------
                        NORTH      % OF                 % OF      OTHER     % OF                 % OF
                       AMERICA    REVENUE    EUROPE    REVENUE   FOREIGN   REVENUE    TOTAL     REVENUE
                       --------   -------   --------   -------   -------   -------   --------   -------
Revenues:
  Funeral............  $323,360     72.7%   $195,006     95.8%   $16,074     45.6%   $534,440     78.2%
  Cemetery...........   116,915     26.3%      8,652      4.2%    19,152     54.4%    144,719     21.2%
  Other Services.....     4,334      1.0%         --       --         --       --       4,334      0.6%
                       --------    -----    --------    -----    -------    -----    --------    -----
                       $444,609    100.0%   $203,658    100.0%   $35,226    100.0%   $683,493    100.0%
                       --------    -----    --------    -----    -------    -----    --------    -----
Gross profit and
  margin percentage:
  Funeral............  $ 79,572     24.6%   $ 26,538     13.6%   $ 1,273      7.9%   $107,383     20.1%
  Cemetery...........     2,652      2.3%      2,810     32.5%     3,460     18.1%      8,922      6.2%
  Other Services.....       760     17.5%         --       --         --       --         760     17.5%
                       --------    -----    --------    -----    -------    -----    --------    -----
                       $ 82,984     18.7%   $ 29,348     14.4%   $ 4,733     13.4%   $117,065     17.1%
                       --------    -----    --------    -----    -------    -----    --------    -----

     The following factors contributed to the results for the first quarter of 2001:

     - Total funeral services performed by our worldwide funeral service locations were 9.9% below total funeral services performed in the first quarter of 2000, primarily due to the weak death trends in all of our funeral service markets.

     - We experienced an increase in cemetery revenue as a result of an increased focus on enhancing cash flow. As a result, our sales mix shifted toward cash flow positive sales which could be recognized as revenue under accounting rules after the implementation of SAB No. 101.

     - We experienced a negative effect of foreign currency translations of approximately $17,000 on revenues and approximately $2,000 of gross profits primarily as a result of the weakened Euro relative to the U.S. dollar in the first quarter of 2001 compared to the first quarter of 2000.

  Funeral

     The decrease in North American funeral revenues was primarily the result of a decrease in the volume of funeral services performed. In the first quarter of 2001, total volume in North America declined approximately 5.0% to 80,379 cases compared to the first quarter of 2000. While volume declined, the average revenue per funeral service increased 2.7% to $3,926 in the first quarter of 2001 compared to $3,823 in the first quarter of 2000. This increase was the result of the continued implementation of our revenue growth initiatives, such as the Dignity Memorial(TM) packaged funeral plans and continued concentration on customer satisfaction training of funeral service personnel. The decrease in North American funeral gross profit and margin percentage was the result of the above mentioned decline in funeral services performed as well as increases in vehicle and facility costs.

     The decrease in European funeral revenues is related to a negative effect of foreign currency translation of approximately $13,100 and fewer funeral services performed in the first quarter 2001 compared to the first quarter of 2000. In the first quarter of 2001, the number of funeral services performed declined approximately 15.3% to 68,907 cases compared to the first quarter of 2000. The decline in funeral services performed was slightly offset by an increase in the average revenue per funeral service of 2.9% over the same period of the prior year. The decrease in European funeral gross profit and margin percentage is the result of the continuation of the decline in the number of deaths in our European funeral service markets coupled with slight declines in our market share in these markets. A decrease in revenue does not equate to a similar decrease in costs because of the high fixed cost structure of the European locations.

     The decrease in Other Foreign revenues is primarily the result of the negative effect of foreign currency translation of approximately $2,100 coupled with a decline in funeral services performed of 6.1% to 7,045 cases in the first quarter of 2001 compared to the first quarter of 2000.

  Cemetery

     The increase in North American cemetery revenues was primarily the result of initiatives begun in 2000 to enhance cash flow of our cemetery operations. Changes include adjustments to cemetery compensation plans and concentration on sales of deliverable cemetery property and merchandise. Deliverable cemetery property and merchandise includes property with a 10% down payment and previously developed cemetery property. As a result of the above focus during the first quarter of 2001, our sales mix shifted causing an increase in revenue compared to the same period of 2000.

     The increase in North American cemetery gross profit and margin percentage is the result of increased revenue as mentioned above. Fixed costs related to preneed cemetery property and merchandise are recognized when incurred while direct costs, which vary with and are related to the acquisition of new sales, are deferred and recognized in conjunction with revenue. As incremental revenues are generated, higher gross profit and operating margins result.

  Other Income and Expenses

     General and administrative expenses decreased $2,134 to $17,979 in the first quarter of 2001 compared to the first quarter of 2000. The decrease was related to the anticipated reduction in costs after we implemented our North America proprietary point of sale system and to the completion of the initial roll-out of our Central Processing Centers in our North American operating clusters. Expressed as a percentage of revenue from continuing operations, general and administrative expenses were 2.7% for the three months ended March 31, 2001, compared to 2.9% for the comparable period in 2000.

     Interest expense decreased $8,743 or 12.6% to $60,806 in the first quarter of 2001 compared to the same period of 2000. The decrease in interest expense for the three months ended March 31, 2001 reflects the decline in our long-term debt balance compared to the same period in 2000. For the three months ended March 31, 2001, the average outstanding debt was $3,191,881 compared to the average outstanding debt for the three months ended March 31, 2000 of $3,973,503.

     Other income was $2,954 as of March 31, 2001 compared to $3,806 in the same period of 2000. Other income primarily consists of income from notes receivable remaining subsequent to selling the portfolio of our lending subsidiary in August 2000, equity from earnings of investments in certain companies, gains and losses from the sales of businesses that are disposed of for strategic or government mandated purposes (which are not included in our restructuring and non-recurring charges) and prearranged funeral sales cash overrides received from our formerly owned insurance operations.

     The provision for income taxes reflects a 66.9% effective tax rate for the three months ended March 31, 2001 compared to a 32.9% effective rate for the comparable period in 2000. The increase in the effective tax rate is the result of recognizing an impairment charge related to the sale of our Australian operations and a greater percentage of our operating results being contributed by North America, which carries a higher effective tax rate than our international jurisdictions. Our consolidated effective tax rate at March 31, 2001 before restructuring and non-recurring charges was 39.0%. The tax benefit related to the impairment charge recognized in the first quarter of 2001 by our Australian operations was 28.0% resulting in an effective tax rate from continuing operations of 66.9%.

  Cremations

     There has been a growing trend in the death care industry in recent years in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. Outside of North America, the cremation rate is more stable. While cremations performed by us in North America typically have higher gross profit margins than traditional funeral services, cremations usually result in lower revenue and gross profit dollars to us. In North America, for the first quarter 2001, 36.8% of all funeral services performed by us were cremation cases, compared to 35.2% in the same period of 2000. Our strategy for cremation trends in North America is to continue the movement towards performing cremations with memorialization services as well as to offer enhanced and additional cremation products and services to North American cremation consumers. This is being accomplished through programs such as our Dignity Memorial(TM) cremation memorialization packaged funeral plans, which offer the consumer a broad array of choices of products and services for memorialization. We also have plans to expand the SCI-owned largest single provider of cremation services in North America, National Cremation Service(R), from its existing base in ten states to seven additional states by the end of 2002.

  Restructuring and Non-Recurring Charges

     In the first quarter of 2001, we recorded a non-cash impairment charge of $25,458 related to the joint venturing of our Australian operations. Additionally, we will recognize a one-time, non-cash charge of approximately $22,000 to $28,000 on a pretax basis in the second quarter of 2001 relating to the recognition into earnings of the cumulative foreign currency translation effect from the Australian operations, which is currently included as a separate component of Accumulated other comprehensive loss in our stockholders' equity. This charge cannot be recognized under applicable accounting rules until the actual consummation of the transaction, which occurred in May 2001. To the extent we complete joint venture arrangements with our international operations, we expect to record additional non-cash impairment charges.

COMPARISON OF YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     The following is a discussion of our results of operations for the years ended December 31, 2000, 1999 and 1998. As previously disclosed, we implemented SAB No. 101 in 2000 which primarily changes our accounting policies regarding the manner in which we record preneed sales activities. For purpose of the following discussion, 2000 financial information is presented as reported with the implementation of SAB No. 101 at the beginning of 2000, 1999 financial information is presented on a proforma basis as if SAB No. 101 had been implemented during 1999 and on an historical basis, and 1998 financial information is presented as originally reported. All comparisons in this results of operations section between 2000 and 1999 will be discussed using proforma 1999 amounts. All comparisons in this results of operations section between 1999 and 1998 will be discussed using historical 1999 amounts and information previously reported by us. We have excluded the results of operations of our discontinued insurance operations from the following discussions for years 2000, 1999 and 1998. During 2000, we completed the sale of our discontinued insurance operations to third parties. Results for our continuing operations by geographic segment are detailed in the following tables:

                                                                   AS REPORTED
                                                          YEAR ENDED DECEMBER 31, 2000
                              -------------------------------------------------------------------------------------
                                NORTH       % OF                 % OF      OTHER      % OF                   % OF
                               AMERICA     REVENUE    EUROPE    REVENUE   FOREIGN    REVENUE     TOTAL      REVENUE
                              ----------   -------   --------   -------   --------   -------   ----------   -------
Revenues:
  Funeral...................  $1,185,110     68.2%   $659,295     96.1%   $ 67,564     47.7%   $1,911,969     74.5%
  Cemetery..................     540,410     31.1%     26,904      3.9%     73,953     52.3%      641,267     25.0%
  Other Services............      11,494      0.7%         --       --          --       --        11,494      0.5%
                              ----------    -----    --------    -----    --------    -----    ----------    -----
                              $1,737,014    100.0%   $686,199    100.0%   $141,517    100.0%   $2,564,730    100.0%
                              ==========    =====    ========    =====    ========    =====    ==========    =====
Gross profit and margin
  percentage:
  Funeral...................  $  220,467     18.6%   $ 38,509      5.8%   $  7,939     11.8%   $  266,915     14.0%
  Cemetery..................      41,558      7.7%      5,275     19.6%     11,599     15.7%       58,432      9.1%
  Other Services............       2,295     20.0%         --       --          --       --         2,295     20.0%
                              ----------    -----    --------    -----    --------    -----    ----------    -----
                              $  264,320     15.2%   $ 43,784      6.4%   $ 19,538     13.8%   $  327,642     12.8%
                              ==========    =====    ========    =====    ========    =====    ==========    =====

                                                                    PROFORMA
                                                          YEAR ENDED DECEMBER 31, 1999
                              -------------------------------------------------------------------------------------
                                NORTH       % OF                 % OF      OTHER      % OF                   % OF
                               AMERICA     REVENUE    EUROPE    REVENUE   FOREIGN    REVENUE     TOTAL      REVENUE
                              ----------   -------   --------   -------   --------   -------   ----------   -------
Revenues:
  Funeral...................  $1,183,829     65.6%   $769,014     96.5%   $ 57,373     39.7%   $2,010,216     73.2%
  Cemetery..................     598,852     33.2%     28,164      3.5%     87,124     60.3%      714,140     26.0%
  Other Services............      20,758      1.2%         --       --          --       --        20,758      0.8%
                              ----------   ------    --------    -----    --------    -----    ----------   ------
                              $1,803,439   100.00%   $797,178    100.0%   $144,497    100.0%   $2,745,114    100.0%
                              ==========   ======    ========    =====    ========    =====    ==========   ======
Gross profit and margin
  percentage:
  Funeral...................  $  229,930     19.4%   $ 55,737      7.2%   $  5,186      9.0%   $  290,853     14.5%
  Cemetery..................      40,472      6.8%      3,075     10.9%     23,842     27.4%       67,389      9.4%
  Other Services............     (29,467)  (141.9)%        --       --          --       --       (29,467)  (141.9)%
                              ----------   ------    --------    -----    --------    -----    ----------   ------
                              $  240,935     13.4%   $ 58,812      7.4%   $ 29,028     20.1%   $  328,775     12.0%
                              ==========   ======    ========    =====    ========    =====    ==========   ======

                                                                   AS REPORTED
                                                          YEAR ENDED DECEMBER 31, 1999
                              -------------------------------------------------------------------------------------
                                NORTH       % OF                 % OF      OTHER      % OF                   % OF
                               AMERICA     REVENUE    EUROPE    REVENUE   FOREIGN    REVENUE     TOTAL      REVENUE
                              ----------   -------   --------   -------   --------   -------   ----------   -------
Revenues:
  Funeral...................  $1,183,829     58.6%   $780,206     95.8%   $ 75,313     43.8%   $2,039,348     67.8%
  Cemetery..................     816,695     40.4%     34,363      4.2%     96,794     56.2%      947,852     31.5%
  Other Services............      20,758      1.0%         --       --          --       --        20,758      0.7%
                              ----------   ------    --------    -----    --------    -----    ----------   ------
                              $2,021,282    100.0%   $814,569    100.0%   $172,107    100.0%   $3,007,958    100.0%
                              ==========   ======    ========    =====    ========    =====    ==========   ======
Gross profit and margin
  percentage:
  Funeral...................  $  274,199     23.2%   $ 79,270     10.2%   $ 13,025     17.3%   $  366,494     18.0%
  Cemetery..................     205,040     25.1%     10,823     31.5%     31,856     32.9%      247,719     26.1%
  Other Services............     (29,467)  (141.9)%        --       --          --       --       (29,467)  (141.9)%
                              ----------   ------    --------    -----    --------    -----    ----------   ------
                              $  449,772     22.3%   $ 90,093     11.1%   $ 44,881     26.1%   $  584,746     19.4%
                              ==========   ======    ========    =====    ========    =====    ==========   ======

                                                                   AS REPORTED
                                                          YEAR ENDED DECEMBER 31, 1998
                              -------------------------------------------------------------------------------------
                                NORTH       % OF                 % OF      OTHER      % OF                   % OF
                               AMERICA     REVENUE    EUROPE    REVENUE   FOREIGN    REVENUE     TOTAL      REVENUE
                              ----------   -------   --------   -------   --------   -------   ----------   -------
Revenues:
  Funeral...................  $1,007,462     56.1%   $765,532     96.8%   $ 56,142     51.5%   $1,829,136     67.8%
  Cemetery..................     768,229     42.8%     25,564      3.2%     52,808     48.5%      846,601     31.4%
  Other Services............      20,580      1.1%         --       --          --       --        20,580      0.8%
                              ----------    -----    --------    -----    --------    -----    ----------    -----
                              $1,796,271    100.0%   $791,096    100.0%   $108,950    100.0%   $2,696,317    100.0%
                              ==========    =====    ========    =====    ========    =====    ==========    =====
Gross profit and margin
  percentage:
  Funeral...................  $  287,012     28.5%   $ 88,541     11.6%   $  9,054     16.1%   $  384,607     21.0%
  Cemetery..................     282,754     36.8%      7,936     31.0%     15,471     29.3%      306,161     36.2%
  Other Services............       9,441     45.9%         --       --          --       --         9,441     45.9%
                              ----------    -----    --------    -----    --------    -----    ----------    -----
                              $  579,207     32.2%   $ 96,477     12.2%   $ 24,525     22.5%   $  700,209     26.0%
                              ==========    =====    ========    =====    ========    =====    ==========    =====

     For the year ended December 31, 2000, we reported total revenues from continuing operations of $2,564,730, representing a 6.6% decrease compared to pro forma total revenues for 1999 of $2,745,114. Gross profit from continuing operations was relatively flat compared to the pro forma results of 1999, while the gross margin percentage increased slightly in 2000 to 12.8% compared to 12.0% from pro forma 1999 results.

  Funeral

     Funeral revenues decreased from $2,010,216 in 1999 to $1,911,969 in 2000. This decrease in funeral revenues was primarily attributable to a foreign currency translation effect of approximately $100,000 negatively affecting European funeral revenues in 2000 compared to 1999. We performed 6.0% less funeral services in our European funeral service locations in 2000 compared to 1999 as a result of a reduction in the number of deaths in Europe and from losses in market share in our French funeral service locations primarily as a result of increased and new competition from the deregulation of the funeral industry in France. We reorganized our European management team in late 2000 to try to stabilize our market share in France. The average revenue per funeral service increased 0.8% in 2000 compared to 1999 in European funeral service locations.

     Funeral revenues in North America increased $1,281 in 2000 compared to 1999. North America funeral service locations performed 0.8% less funeral services in 2000 compared to 1999 while the average revenue per funeral service increased by 1.0% during 2000 from 1999 levels. In the fourth quarter of 2000, the average revenue per funeral service in North America funeral service locations increased 2.6% compared to the same period of 1999, an increase attributable to our revenue growth initiatives, such as the introduction of Dignity Memorial(TM) funeral packages discussed earlier taking effect in the latter half of 2000.

     Funeral gross profits decreased $23,938 in 2000 compared to 1999. While funeral gross profits in North America decreased slightly in 2000 compared to 1999 as a result of less funeral services performed and inflationary cost increases, most of the decrease in gross profits was attributable to funeral gross profits decreasing $17,228 in European funeral service locations. The primary reason for this decrease in funeral gross profits was a reduction in the number of deaths in 2000 in Europe compared to 1999 as well as losses in market share in French funeral service locations.

     Funeral revenues increased by $210,212 in 1999 compared to 1998 primarily as a result of acquisitions. Funeral revenues in North America funeral service locations increased in 1999 compared to 1998 primarily as a result of our acquisition in January 1999 of Equity Corporation International (ECI), formerly the fourth largest company in the death care industry. We also acquired funeral service locations in Spain, Norway and the Netherlands in 1999 resulting in increased funeral revenues in European funeral service locations in 1999 compared to 1998. Funeral gross profits decreased by $18,113 in 1999 compared to 1998 primarily due to higher costs at acquired locations, specifically related to our merger with ECI in January 1999. Typically, acquisitions will temporarily exhibit lower gross profit margins until these locations have been fully assimilated into our clusters. Further, the gross margin percentage at ECI locations had been historically lower than our gross margin percentages and this has negatively affected the total gross margin percentage in North America. The decrease in European gross profit and margin percentage in 1999 was primarily the result of less funeral services performed causing reduced profit due to our fixed cost structure, coupled with delays in labor negotiations in France related to cost rationalization programs.

  Cemetery

     Cemetery revenues decreased from $714,140 in 1999 to $641,267 in 2000. This decrease in cemetery revenues was primarily attributable to decreases in revenues in North America cemetery operations. North America cemetery revenues decreased $58,442 in 2000 compared to 1999 as a result of significant changes to cemetery employee compensation plans which began to be implemented in late 1999. We changed the cemetery employee compensation plans to increase cash flow in this business segment which had the impact of adversely affecting cemetery revenues in 2000.

     Cemetery gross profits decreased from $67,389 in 1999 to $58,432 in 2000. This decrease in cemetery gross profits was primarily attributable to higher cancellation costs in cemetery operations in South America included in our other foreign cemetery segment. Cemetery gross profits in North America increased by $1,086 in 2000 compared to 1999 as a result of the above mentioned changes to cemetery employee compensation plans and other cost measures in North America cemetery operations.

     Cemetery revenues increased by $101,251 in 1999 compared to 1998 primarily as a result of acquisitions. The increase of $48,466 in 1999 North America cemetery revenues compared to 1998 was primarily the result of an increase in revenues as a result of our January 1999 merger with ECI, partially offset by the decrease of net cemetery trust earnings and a reduction of operating earnings related to the sale of excess undeveloped cemetery property. The increases in revenue of $8,799 from European operations in 1999 compared to 1998 were the result of acquisitions in the United Kingdom and Belgium in 1999 and the $43,986 increase in 1999 revenues compared to 1998 from other foreign operations was the result of acquisitions in Chile, Argentina and Uruguay.

     Cemetery gross profits decreased by $58,442 in 1999 compared to 1998 primarily as a result of increased costs from North America cemetery operations. These increased costs were primarily the result of increases in property costs and commission expenses, prior to the implementation of the above mentioned changes to cemetery employee compensation plans in late 1999, related to heritage cemetery property sales initiatives coupled with reductions in net cemetery trust earnings and operating earnings related to the sale of excess undeveloped cemetery property. The 1999 increase of $16,385 in other foreign gross profits was the result of increases in the gross margin percentage from the acquired South American operations. The gross margin percentage in Argentina improved to 24.0% in 1999 from 19.4% in 1998.

  Other Services

     Our other services operations consist of our lending subsidiary, which previously provided capital financing for independent funeral and cemetery operations. In 1999, we decided to indefinitely suspend the operations of this subsidiary. On August 31, 2000, we sold a substantial portion of the loan portfolio of our lending subsidiary. Subsequent to this sale date, all activities on remaining loans have been recorded in other income in our consolidated statement of operations.

     We acquired by deed in lieu of foreclosure the collateral underlying certain loans in our portfolio. We recorded a provision for loan losses of $38,608 in 1999 associated with the lending subsidiary's loans that were not being held for sale.

  Other Income and Expenses

     Our general and administrative expenses decreased from $82,585 in 1999 to $79,932 in 2000. General and administrative expenses were higher in 1999 than 2000 primarily due to higher information technology costs in 1999 related to year 2000 preparation, implementation of EVA(R) based incentive compensation models and our North America proprietary point of sale systems that were placed into production in 1999. General and administrative expenses were $66,839 in 1998 which were lower than 1999 levels due to the high expenses in 1999 noted above.

     Interest expense was $281,548 in 2000 compared to $238,185 in 1999 and $177,053 in 1998. The increase in interest expense in 2000 over 1999 and 1998 levels reflects the high financing costs associated with the use of our credit facilities in 2000 rather than our commercial paper programs in 1999 and 1998, as well as overall interest rate increases. We have made substantial progress in 2000 in reducing our debt and expect interest expense to be in the range of $230,000 and $250,000 in 2001.

     Other income was $34,636 in 2000 compared to $31,759 for 1999 and $43,649 in 1998. Other income primarily contains income from various notes receivable of our lending subsidiary subsequent to August 31, 2000 (see earlier discussion of other services operations), equity from earnings of investments in certain companies, gains and losses from the sales of businesses that are disposed of for strategic or government mandated purposes and cash overrides from prearranged funeral sales with the Company's formerly owned insurance operations in North America and France.

  Restructuring and Non-Recurring Charges

     In 2000, we recorded several non-recurring items related to extraordinary gains on early extinguishments of debt, net losses associated with the sales of our discontinued insurance operations, estimated losses from the planned divestitures of certain North America funeral homes and cemeteries, the reduction of the carrying value of an equity investment in North America, a loss on the sale of a minority interest in the stock of our United Kingdom operations and certain changes to estimates in our restructuring and non-recurring charges recorded in 1999. The above non-recurring items resulted in us incurring charges of $453,067 on a pretax basis or $1.64 per diluted share in 2000. In 1999, we recorded non-recurring items related to cost rationalization programs, a provision for loan losses related to our lending subsidiary and extraordinary gains on early extinguishments of debt. These items resulted in us recording net non-recurring charges of $398,080 on a pretax basis or $.98 per diluted share in 1999.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  General

     As previously described, our strategic plan currently focuses on reducing overhead costs, increasing cash flow and reducing our debt. Our strategic initiatives are designed to allow us to achieve our goals relating to operating free cash flow and debt reduction, while at the same time generating revenue growth without the outlay of significant capital.

     We define operating free cash flow as adjusted cash flow from operating activities, less capital expenditures and dividends paid. Adjusted cash flow from operating activities includes cash flow provided by operating activities as reflected in the consolidated statement of cash flows adjusted to exclude (i) cash payments associated with our restructuring and non-recurring charges and
(ii) other proceeds or payments (included in cash flow provided by operating activities) which are of a non-recurring operational nature. Generally, operating free cash flow is cash funds that can be used to reduce our debt.

     Our progress towards our cash flow run rate targets is as follows:

                                THREE MONTHS
                                   ENDED        2001 BENCHMARKS AND    2002 BENCHMARKS AND
                               MARCH 31, 2001     RUN RATE TARGETS       RUN RATE TARGETS
                               --------------   --------------------   --------------------
Consolidated cash flow
  provided by operating
  activities.................    $ 206,439
Payments on restructuring
  charges....................        6,510
                                 ---------
  Adjusted cash flow from
     operating activities....      212,949
Capital expenditures.........      (27,627)
                                 ---------
  TOTAL OPERATING FREE CASH
     FLOW....................      185,322      $200,000 to $250,000
  Less: Non-recurring
     receipts of funds,
     net.....................     (124,543)
                                 ---------
  RECURRING OPERATING FREE
     CASH FLOW...............    $  60,779      $100,000 to $150,000   $200,000 to $250,000
                                 =========
Estimated after tax proceeds
  from sales of assets and
  non-core businesses........    $  25,887      $200,000 to $500,000
                                 =========      ====================
          Total cash flow
            available........    $ 211,209      $400,000 to $750,000
                                 =========      ====================

     The net non-recurring receipts of funds totaling $124,543 relates primarily to certain income tax refunds and from the collection of receivables due to us from funeral and cemetery trust funds. We continue to implement initiatives in 2001 to increase our recurring operating free cash flow from 2000 levels. These cash flow initiatives are categorized as (i) revenue growth initiatives, (ii) working capital improvement, (iii) cost reduction initiatives, (iv) asset redeployment and (v) enhanced funeral and cemetery trust administration and management. We are currently in various stages of executing the above cash flow initiatives and, along with other cash flow initiatives currently under development, expect recurring operating free cash flow to have a run rate between $100,000 to $150,000 by the end of 2001 and to have a run rate between $200,000 to $250,000 by the end of 2002.

     Our total debt at March 31, 2001 was $3,032,310, representing a decrease in total debt of $258,987 since December 31, 2000. Since September 30, 1999, we have reduced our debt by $1,167,713 or 27.8%. Subsequent to March 31, 2001, we announced the completion of the joint venture with our Australian operations that produced approximately $118,200 in net after tax cash proceeds. With the addition of these cash proceeds after the first quarter of 2001, our debt is currently below $3,000,000.

     Of our total long-term debt at March 31, 2001 of $3,032,310, the largest component is $609,590 related to our primary bank credit agreements maturing in June 2002. These credit agreements provide for total borrowings up to $970,251 as of March 31, 2001 and consist of two committed facilities -- a 2-year term loan and a 5-year, multi-currency revolving facility, both due in June 2002. These credit agreements were amended effective November 2000. Significant terms of the amendments include certain agreements made by us to reduce commitment amounts on the credit facilities based upon net cash proceeds generated from joint venture and asset sale transactions closed after November 2000; changes to definitions and calculations of financial covenants related to a maximum debt-to-capitalization ratio, a minimum interest coverage ratio and a minimum net worth requirement; limits on the amount of our assets that could be joint ventured or sold; and certain restrictions on future acquisition activity without lender approval. Under the terms of the amended credit agreements, the covenants will continue to be calculated using ongoing financial results prior to applying the provisions of SAB No. 101, until such time as we and our lenders agree to revised covenants. As of June 1, 2001, the credit agreements provided for borrowings up to $904.9 million, of which we had drawn down $658.6 million. The increased drawn amount at June 1, 2001 from March 31, 2001 was due primarily to the repayment of $123.0 million in senior notes on June 1, 2001.

     As mentioned above, we have achieved significant debt reduction since September 1999. This reduction of debt has been achieved primarily through funds received from our total operating free cash flow and the sale of certain assets and non-core businesses. We are continuing to sell certain funeral and cemetery operations in North America in 2001 that are not well aligned with our long-term strategy. We will also continue discussions with various parties concerning the possibility of joint venturing primarily our international operations. Alliances and joint ventures with strategic partners could include groups that offer unique competitive advantages not previously available to us, such as access to customer databases, marketing services and prearrangement financing. Proceeds from any investments made by strategic partners will be used by us to reduce our debt. With non-recurring receipts of funds expected in 2001 and 2002, improvements in recurring operating free cash flow described earlier, proceeds expected from sales of certain funeral and cemetery operations in North America and proceeds from joint venture programs primarily with our international operations, we believe funds will be available to reduce these maturities due in 2002 to a level allowing for the refinancing of remaining balances outstanding, if any.

  EBITDA

     We reported EBITDA from continuing operations before restructuring and non-recurring charges for the three months ended March 31, 2001 and 2000 of $146,135 and $158,918, respectively. EBITDA was calculated by adding depreciation and amortization expense and interest expense to our Income from continuing operations before income taxes, extraordinary gains and cumulative effect of accounting changes.

  Financial Assurances

     In support of our operations, we have entered into arrangements with certain insurance companies whereby such insurance companies agree to issue surety bonds on our behalf, as financial assurance and/or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been issued to support our prearranged funeral and preneed cemetery activities. The underlying obligations that such surety bonds insure are recorded in our consolidated balance sheet as Deferred prearranged funeral contract revenues and Deferred preneed cemetery contract revenues. The total surety bonds outstanding as of March 31, 2001 was $275,372.

  Sources and Uses of Cash

     Net cash provided by operating activities was $206,439 for the three months ended March 31, 2001 compared to $101,459 for the same period of 2000. Included in the $101,459 for the first quarter of 2000 is $48,963 of net cash provided by discontinued operations. From continuing operations, net cash provided by operating activities was $52,496 for the first quarter of 2000. We received funds of $15,442 and $4,029 for the three months ended March 31, 2001 and 2000, respectively, relating to the collection of receivables from certain funeral and cemetery trust funds which are included in net cash provided by continuing operations. Excluding these receipts of funds, net cash provided by continuing operations increased by $142,530 primarily due to approximately $116,000 of cash received from certain income tax refunds.

     Net cash used in investing activities was $25,929 for the three months ended March 31, 2001 compared to $83,479 for the same period of 2000. Included in the $83,479 is $61,810 of net cash used in investing activities by discontinued operations for the first quarter of 2000. Net cash used in investing activities from continuing operations was $21,669 for the three months ended March 31, 2000. The increase in net cash used in investing activities from continuing operations in the first quarter of 2001 compared to the same period of 2000 is due to an increase in capital expenditures and deposits of restricted funds offset by increases in proceeds received from sales of property and equipment.

     Net cash used in financing activities was $183,435 for the three months ended March 31, 2001 compared to net cash provided by financing activities of $42,548 for the same period of 2000. Included in the $42,548 is a source of cash of $143,498 related to the cross-currency components of certain swaps we terminated in the first quarter of 2000. Excluding the $143,498, net cash used in financing activities was $100,950 for the three months ended March 31, 2000. The increase in net cash used in financing activities in the first quarter of 2001 compared to the same period of 2000 is due to a greater reduction in our borrowings under our credit agreements achieved in the first quarter of 2001 compared to the first quarter of 2000. We primarily used funds from certain income tax refunds, collection of receipts from funeral and cemetery trust funds and our cash flow from operations to reduce our debt under the credit agreements in the first quarter of 2001.

PREARRANGED FUNERAL AND PRENEED CEMETERY ACTIVITIES

     We sell price guaranteed prearranged funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Payments under these contracts are generally placed into trust accounts (pursuant to applicable law) or are used to pay premiums on life insurance or annuity contracts.

     Funeral revenues are recognized on prearranged funeral contracts at the time the funeral services are performed. Trust earnings and increasing insurance benefits are accrued and deferred until the services are performed, at which time these funds are also recognized in funeral revenues. Our investment program targets a return in excess of the amount necessary to cover future increases in the cost of providing price guaranteed funeral services as well as any selling costs. This is accomplished by allocating the portfolio mix to investments that match the anticipated maturity of the contracts. Direct costs incurred with the sale of prearranged funeral contracts are a current use of cash which is partially offset with cash retained, pursuant to state laws, from amounts trusted and certain general agency commissions earned by us for sales of insurance products. Net obtaining costs incurred pursuant to the sales of prearrangements are included in Deferred charges and other assets. These obtaining costs, which include sales commissions and certain other direct costs that vary with and are primarily related to the acquisition of new prearranged funeral business, are deferred and amortized over 20 years, a period representing the estimated life of the prearranged funeral contracts. Previous to the implementation of SAB No. 101, deferred obtaining costs included variable and fixed direct costs as well as direct marketing costs.

     Pursuant to the implementation of SAB No. 101 in 2000, we changed our accounting policies regarding the manner in which we record preneed cemetery sales activities. We defer revenues associated with certain preneed cemetery sales activities until cemetery burial property is constructed and meets the revenue recognition criteria of Statement of Financial Accounting Standards No. 66 "Accounting for the Sale of Real Estate," merchandise is delivered or services are performed. Amounts held in cemetery merchandise and services trusts are included in Long-term receivables, at cost. As a result of implementing SAB No. 101, all realized investment earnings related to these cemetery merchandise and services trust funds are deferred until the associated merchandise is delivered or services are performed.

     We remain committed to prearrangement programs with consumers for funeral and cemetery products and services as we believe these programs can increase future market share in our funeral service and cemetery markets. During 2000, we restructured our prearranged organization and compensation plans to improve the cash flows from our prearrangement activities. Such initiatives include (i) funding the majority of prearranged funeral contracts through insurance sources creating general agency revenue and cash overrides and (ii) introducing direct-to-consumer prearranged marketing in North America to open new marketing channels and expand the scope of our prearrangement activities. At March 31, 2001, we had deferred revenues of $6,293,408, of which $4,484,800 is Deferred prearranged funeral contract revenues and $1,808,608 is Deferred preneed cemetery contract revenues, to be recognized as revenue in future periods. For the three months ended March 31, 2001 and 2000, the percentage of North American funeral services performed which were previously prearranged was 29.6% and 28.4%, respectively, and is expected to increase over time. Total prearranged funeral sales were approximately $150,000 for the first quarter of 2001 and 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     During the first quarter of 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities: An Amendment of FASB Statement No. 133." In accordance with these Standards, we recognized a cumulative effect of a change in accounting principle, net of applicable taxes, of $7,601.

     In 2000, we implemented SAB No. 101 which changes our accounting policies regarding the manner in which we record preneed sales activities. The implementation of SAB No. 101 had no effect on the consolidated cash flows. As a result of the required change, we recognized a cumulative effect of a change in accounting principle, effective January 1, 2000, of $909,315 (net of a $552,491 tax benefit), or $3.33 per diluted share.

     The Financial Accounting Standards Board recently announced a proposed change that would affect the accounting treatment related to business combinations and goodwill. This pronouncement, if adopted, could affect the accounting for future acquisitions. Additionally, the pronouncement proposes that goodwill be reviewed for impairment rather than amortized, as is the current accounting practice. Rules to be implemented by the proposed standard are not final and no definitive date has been established for issuance or adoption.

                                  THE COMPANY

     We are the largest provider of death care services in the world. As of March 31, 2001, we operated 3,558 funeral service locations, 517 cemeteries and 200 crematoria located in 18 countries on five continents. We conduct funeral service operations in all 18 countries and cemetery operations in all countries in North America, South America, Australia and certain countries within Europe. As of March 31, 2001, our largest markets were North America and France, which when combined represent approximately 86% of our consolidated revenues and 78% of our total operating locations.

     Historically, our growth has been largely attributable to acquiring funeral and cemetery businesses which resulted in creating the world's largest network of funeral service locations and cemeteries. We are now focused on a series of growth initiatives designed to increase revenues internally without significant outlays of capital. Our unparalleled network of funeral service locations and cemeteries form the foundation for these growth initiatives. Our network gives us the ability to create a national brand name in the industry as well as the ability to enter into affinity relationships to provide our products and services to organizations that require a national network of funeral service locations and cemeteries. Along with these internal growth initiatives, we are focused on increasing cash flow and reducing our outstanding debt. We are also in the process of divesting certain funeral service locations and cemeteries in North America that are not well aligned with our long-term strategy and are in discussions with various third parties concerning the possibility of joint venturing certain of our international operations. Proceeds from divestitures or joint venturing programs will be used by us to further reduce our debt.

FUNERAL AND CEMETERY OPERATIONS

     Our funeral and cemetery operations consist of funeral service locations, cemeteries, crematoria and related businesses. The operations are organized into a North American division covering the United States and Canada and a European division responsible for all operations in Europe, and other international operations managed in the Pacific Rim and South America. Each division is under the direction of divisional executive management with substantial industry experience. Local funeral service location and cemetery managers, under the direction of the divisional management, receive support and resources from our headquarters in Houston, Texas and have substantial autonomy with respect to the manner in which services are conducted.

     The majority of our funeral service locations and cemeteries are managed in groups called clusters. Clusters are geographical groups of funeral service locations and cemeteries that lower their individual overhead costs by sharing common resources such as operating personnel, preparation services, clerical and accounting staff, limousines, hearses and preneed sales activities. Personnel costs, our largest operating expense, is the cost component most beneficially affected by clustering. The sharing of employees, as well as the other costs mentioned, allows us to more efficiently utilize our operating facilities due to the traditional fluctuation in the number of funeral services and cemetery interments performed in a given period.

     We have multiple funeral service locations and cemeteries in a number of metropolitan areas. Within individual metropolitan areas, the funeral service locations and cemeteries operate under various names because most operations were acquired as existing businesses. Some of our funeral service locations in our international operations operate under certain brand names specific for a general area or country. In 2000, we started branding our operations in North America under the name Dignity Memorial(TM). While this process is intended to emphasize our seamless national network of funeral service locations and cemeteries in North America, the original names associated with acquired operations with their inherent goodwill and heritage will remain the same as before acquisition.

  Funeral Service Locations

     Our 3,558 funeral service locations provide all professional services relating to funerals, including the use of funeral facilities and motor vehicles. Funeral service locations sell caskets, coffins, burial vaults, cremation receptacles, flowers and burial garments, and other ancillary products and services. Certain funeral service locations also operate crematoria. At March 31, 2001, we owned 190 funeral service/cemetery combination locations and operated 55 flower shops engaged principally in the design and sale of funeral floral arrangements. These flower shops provide floral arrangements to some of our funeral homes and cemeteries. The number of deaths tends to be somewhat higher in the winter months and our funeral service locations generally experience a higher volume of business during those months.

     In addition to selling our services and products to client families at the time of need, we also sell prearranged funeral services in most of our service markets, including our principal foreign markets. Funeral prearrangement is a means through which a customer contractually agrees to the terms of a funeral to be performed in the future. The funds collected from prearranged funeral contracts are generally placed in trust accounts (pursuant to applicable law) or are used to pay premiums on life insurance policies from third party insurers. In certain situations pursuant to applicable laws, we will post a surety bond as financial assurance in the amount of the preneed funeral contract in lieu of placing certain funds in trust accounts or paying premiums on life insurance policies.

  Cemeteries

     Our cemeteries sell interment rights associated with cemetery property (including mausoleum spaces, lots and lawn crypts) and cemetery merchandise including stone and bronze memorials, burial vaults, caskets and cremation memorialization products. Our cemeteries also perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries operate crematoria and certain cemeteries contain gardens specifically for the purpose of memorialization associated with our cremation customers.

     Cemetery sales are often made on a preneed basis pursuant to installment contracts providing for monthly payments. A portion of the proceeds from cemetery sales is generally required by law to be paid into perpetual care trust funds. Earnings of perpetual care trust funds are used to defray the maintenance cost of cemeteries. In addition, all or a portion of the proceeds from the sale of preneed cemetery merchandise and services may be required by law to be paid into trust until the merchandise is purchased or the service is provided on behalf of the customer. In certain situations pursuant to applicable laws, we will post a surety bond as financial assurance for a certain amount of the preneed cemetery contract in lieu of placing certain funds into trust accounts.

  Combined Funeral Service Locations and Cemeteries

     We currently own 190 funeral service/cemetery combination locations in North America in which a funeral service location is physically located within one of our cemeteries. Combination locations allow certain facility, personnel and equipment costs to be shared between the funeral service location and cemetery and typically have a higher gross margin than if the funeral and cemetery operations were operated separately. Combination locations also create synergies between funeral and cemetery sales forces and give consumers added convenience to purchase both funeral and cemetery products and services at a single location.

  Death Care Industry

     In North America and most international markets in which we operate, the funeral and cemetery industry is characterized by a large number of locally owned, independent operations. Since our inception in the 1960s, we have been focused on the acquisition and consolidation of independent funeral homes and cemeteries in the very fragmented death care industry. During the 1990s, we also expanded our operations through consolidation in Europe, Australia and South America. During 1999, we, as well as other consolidators in the death care industry, significantly reduced the level of acquisition activity. We are now focused on a series of growth initiatives designed to increase revenues internally without significant outlay of capital. As part of our current long-term strategy, we are in discussions with various third parties concerning the possibility of joint venturing primarily our international operations and are also in the process of divesting certain funeral service locations and cemeteries in North America.

     To compete successfully, our funeral service locations and cemeteries must maintain good reputations and high professional standards in the industry, as well as offer attractive products and services at competitive prices. We believe we have an unparalleled network of funeral service locations and cemeteries that offer high quality products and services at prices that are competitive with independent funeral homes and cemeteries. Some of our funeral service locations in our international operations operate under certain brand names specific for a general area or country. During 2000, we began branding our network of funeral service locations in North America under the Dignity Memorial(TM) brand name. A national brand name would be new and unique to the death care industry in North America and would provide many advantages to us.

     In the death care industry in recent years, there has been a growing trend in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. Outside of North America, the cremation rate is more stable. The west coast of the United States and the states of Arizona and Florida have the highest concentration of cremation consumers in North America. While cremations performed by us in North America typically have higher gross profit margins than traditional funeral services, cremations usually result in lower revenue and gross profit dollars to us than traditional funeral services. In North America during 2000, 36.3% of all funeral services performed by us were cremation cases, compared to 33.9% performed in 1999. In 2000, we continued to expand our cremation memorialization products and cremation services in several North American markets, which has resulted in higher average sales for cremation cases compared to historical levels. We also continue to expand our nationally branded cremation service locations called National Cremation Service(R), or NCS. NCS currently operates in ten high cremation states and has plans to expand into seven additional high cremation states. We believe that the NCS consumer would not have chosen traditional funeral service locations as an alternative to NCS, and therefore is considered an incremental customer to us.

     With the aging of the population in North America, we continue to believe the death care industry possesses attractive characteristics, and we are uniquely positioned with our unparalleled network of funeral service locations and cemeteries to capture future market share with our current initiatives.

                              DESCRIPTION OF NOTES

     The notes are to be issued under an indenture to be dated as of June   ,
2001, as supplemented by a supplemental indenture or board resolutions dated as
of June   , 2001 (the "Indenture"), between us and The Chase Manhattan Bank, as trustee (the "Trustee"). A copy of the form of Indenture will be made available to prospective investors in the notes upon request to us, and will be available for inspection during normal business hours at the corporate trust office of the Trustee. The following summaries of certain provisions of the notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus supplement. The notes are a new series of Convertible Subordinated Debt Securities described in the accompanying prospectus, and the following summaries supplement that description and, in the case of any inconsistencies, supersede it.

GENERAL

     The notes will be our unsecured, subordinated obligations limited to $300,000,000 aggregate principal amount ($345,000,000 aggregate principal amount if the underwriters' over-allotment option is exercised in full) and will mature
on           ,      . The principal amount of each note will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by us for such purpose in Dallas, Texas or New York, New York.

     The notes will bear interest at the rate of   % per annum on the principal
amount from the Issue Date, or from the most recent date to which interest has been paid or provided for until the notes are paid in full or funds are made available for payment in full of the notes in accordance with the Indenture. Interest will be payable at maturity (or earlier purchase, redemption or, in
certain circumstances, conversion) and semiannually on           and
of each year (each an "Interest Payment Date"), commencing on             ,
2001, to holders of record at the close of business on           or
(whether or not a business day) immediately preceding each Interest Payment Date (each a "Regular Record Date"). Each payment of interest on the notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in certain circumstances, conversion), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day.

     In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a note, interest will cease to accrue on such note, under the terms and subject to the conditions of the Indenture. We may not reissue a note that has matured or been converted, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

     You may present notes for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. Each such agent shall initially be the Trustee.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary (the "Depositary"), and registered in the name of Cede & Co., the Depositary's nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised us as follows: It is a limited-purpose trust company which holds securities for its participating organizations (the "Participants") and facilitates the settlement among Participants of securities transactions in such securities through electronic book-entry changes in its Participants' accounts. Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

     The Depositary advises us that its established procedures provide that (1) upon issuance of the notes by us, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amounts of the notes purchased by the Underwriters and (2) ownership of interests in the Global Notes will be shown on, and the transfer of the ownership will be effected only through, records maintained by the Depositary, the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to that extent.

     So long as a nominee of the Depositary is the registered owner of the Global Notes, that nominee for all purposes will be considered the sole owner or holder of such Global Notes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of the Depositary and, if the beneficial owner is not a Participant, on the procedures of the indirect participant(s) (if any) and Participant through which the beneficial owner owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing practice, if we request any action of the holders, or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the relevant Participant to take such action.

     None of the Trustee, any Paying Agent, the Registrar or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the notes registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes are registered as the owners of the notes for the purpose of receiving payment of principal of and interest on the notes and for all other purposes whatsoever. Therefore, none of the Trustee, any Paying Agent or us has any direct responsibility or liability for the payment of principal of or interest on the notes to owners of beneficial interests in the Global Notes. The Depositary has advised us and the Trustee that the Depositary's present practice is to credit the accounts of the Participants on the appropriate payment date in accordance with their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depositary, unless the Depositary has reason to believe that it will not receive payment on that payment date. Payments by Participants and indirect participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants and indirect participants.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the Global Notes. In addition, we may at any time determine not to have the notes represented by Global Notes and, in such event, will issue notes in definitive form in exchange for the Global Notes. In either instance, an owner of a beneficial interest in the Global Notes will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the Underwriters in immediately available funds. All payments of principal and interest to the Depositary will be made by us in immediately available funds. So long as the notes are included in the Depositary's book-entry system, secondary market trading activity in the notes will settle in immediately available funds.

SUBORDINATION OF NOTES

     The notes will be our unsecured obligations and will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or other payment satisfactory to holders of Senior Indebtedness of all our existing and future Senior Indebtedness. At March 31, 2001, we had approximately $3.0 billion of senior indebtedness outstanding. The Indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

     The term "Senior Indebtedness" means any of our Indebtedness, except for:

     - any of our Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the notes;

     - the notes;

     - any of our indebtedness to a wholly-owned subsidiary of ours;

     - interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

     - trade accounts payable.

     Please refer to "Description of Company Debt Securities -- Provisions Applicable Solely to Company Senior Subordinated Debt Securities and Company Debt Subordinated Securities" in the accompanying prospectus for the definition of the term "Indebtedness."

     By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of our assets, the holders of the notes are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full in cash or other payment satisfactory to the holders of Senior Indebtedness, and unsecured creditors of ours who are not holders of notes or holders of Senior Indebtedness of ours may recover less, ratably, than holders of Senior Indebtedness of ours and may recover more, ratably, than the holders of notes.

     In addition, no payment of the principal amount or interest with respect to any notes may be made by us if any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period.

     Upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all Senior Indebtedness shall first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the notes shall be entitled to receive any payment or distribution with respect to any notes.

     The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any encumbrance of the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

CONVERSION

     The holder of a note will have the right exercisable at any time before maturity, subject to prior redemption or purchase by us, to convert such note into shares of common stock at the Conversion Rate, subject to adjustment. The
initial Conversion Rate for the notes is           shares of common stock per
$1,000 principal amount (equivalent to a conversion price of $     per share of
common stock), subject to adjustment upon the occurrence of certain events described below. See "Price Range of Common Stock." A holder may convert a portion of such holder's notes so long as such portion is $1,000 principal amount or an integral multiple thereof.

     A note in respect of which a holder has delivered a Change in Control Purchase Notice (as defined below) exercising the option of such holder to require us to purchase such note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to the Paying Agent before the close of business on the Change in Control Purchase Date, in accordance with the terms of the Indenture.

     To convert a note, a holder must:

     - complete and manually sign the conversion notice on the back of the note (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent (initially the Trustee) at the office maintained by the Conversion Agent for such purpose,

     - surrender the note to the Conversion Agent,

     - if required, furnish appropriate endorsements and transfer documents, and

     - if required, pay all transfer or similar taxes.

Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

     Upon conversion of a note, a holder will not receive (except as provided below) any cash payment representing accrued interest thereon. Our delivery to the holder of the fixed number of shares of common stock into which the note is convertible (together with the cash payment, if any, in lieu of any fractional shares) will satisfy our obligation to pay the principal amount of the note, and the accrued and unpaid interest to the Conversion Date. Thus, such accrued interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an Event of Default described under "-- Events of Default" below. Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except notes to be redeemed on a date within such period) must be accompanied by payment of an amount equal to the interest thereon that the registered holder is to receive. Except as described in the preceding sentence, no interest on converted notes will be payable by us on any Interest Payment Date subsequent to the date of conversion. The Conversion Rate will not be adjusted at any time during the term of the notes for accrued interest.

     A certificate for the number of full shares of common stock into which any note is converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable following the Conversion Date. For a summary of the U.S. federal income tax treatment of a holder receiving common stock upon conversion, see "Certain Federal Income Tax Considerations -- Conversion of the Notes."

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Indenture. Such events include

     - issuances of shares of common stock as a dividend or distribution on the common stock;

     - subdivisions, combinations and reclassifications of the common stock;

     - redemptions of the preferred share purchase rights associated with the common stock for consideration consisting of capital stock;

     - the issuance to all holders of common stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at a price per share less than the then current market price per share of common stock (as determined pursuant to the Indenture); and

     - the distribution to substantially all holders of common stock of evidences of indebtedness, equity securities (including equity interests in our subsidiaries) other than common stock, or other assets (excluding cash dividends paid from surplus) or subscription rights or warrants (other than those referred to above).

No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate.

OPTIONAL REDEMPTION OF THE NOTES

     At any time on or after      ,      , we may redeem the notes in whole, or
from time to time, in part, at our option on at least 30 days' notice. The redemption price, expressed as a percentage of the principal amount, will be as follows:

                                                              REDEMPTION
                     REDEMPTION PERIOD                          PRICE
                     -----------------                        ----------

     If we redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

CHANGE IN CONTROL PERMITS PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

     In the event of any Change in Control (as defined below) of SCI, each holder of notes will have the right, at the holder's option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part (but the principal amount must be $1,000 or an integral multiple thereof) of the holder's notes on the date that is 35 business days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to 100% of the principal amount of such holder's notes plus accrued cash interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

     Within 15 business days after the Change in Control, we will mail to the Trustee and to each holder (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which shall state, among other things:

     - the events causing such Change in Control and the date of such Change in Control,

     - the date by which the Change in Control Purchase Notice (as defined below) must be given,

     - the Change in Control Purchase Date,

     - the Change in Control Purchase Price,

     - the name and address of the Paying Agent,

     - that the notes must be surrendered to the Paying Agent to collect payment,

     - that the Change in Control Purchase Price for any notes as to which a Change in Control Purchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Change in Control Purchase Date or the time of surrender of such notes described above,

     - the procedures that holders must follow to exercise these rights and a brief description of such rights, and

     - the procedures for withdrawing a Change in Control Purchase Notice.

We will cause a copy of such notice to be published in The Wall Street Journal or another daily newspaper of national circulation.

     To exercise the purchase right, the holder must deliver written notice of the exercise of such right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by us for such purpose, prior to the close of business, on the Change in Control Purchase Date. Any Change in Control Purchase Notice must state, among other things:

     - the certificate numbers of the notes to be delivered by the holder thereof for purchase by us,

     - the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple thereof, and

     - that such notes are to be purchased by us pursuant to the applicable provisions of the notes.

     Any Change in Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the Paying Agent before the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

     Payment of the Change in Control Purchase Price for a note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of the note (together with necessary endorsements) to the Paying Agent or an office or agency maintained by us for such purpose, at any time (whether before, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for the note will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of the note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such note on the business day following the Change in Control Purchase Date, then, immediately after the Change in Control Purchase Date, such note will cease to be outstanding and interest on such note will cease to accrue and will be deemed paid, whether or not such note is delivered to the Paying Agent, and all other rights of the holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of such note).

     Notes in respect of which a Change in Control Purchase Notice has been given by the holder thereof may not be converted into shares of common stock on or after the date of the delivery of such Change in Control Purchase Notice, unless such Change in Control Purchase Notice has first been validly withdrawn as specified in the Indenture. Notwithstanding the foregoing, there shall be no purchase of any notes if there has occurred and is continuing an Event of Default (other than a default in the payment of the Change in Control Purchase Price) as defined in the Indenture.

     A "Change in Control" shall be deemed to have occurred at such time as any of the following events shall have occurred:

     - Any person (as defined below), together with its Affiliates and Associates (as defined below), shall file a report under or in response to Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934, as amended (and including any rule or regulation promulgated pursuant thereto and including any successor statute or any rule or regulation promulgated pursuant thereto, the "Exchange Act") disclosing that such person has become the beneficial owner (as the term "beneficial owner" is defined pursuant to the Exchange Act) of either (A) 50% or more of the shares of common stock then outstanding or (B) 50% or more of the voting power of the Voting Stock (as defined below) of SCI then outstanding. For purposes of this paragraph, a person shall not be deemed the beneficial owner of any securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such person, or its Affiliates or Associates, until such tendered securities are accepted for purchase or exchange thereunder, or any securities in respect of which beneficial ownership by such person arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation that is made pursuant to, and in accordance with, the Exchange Act and not then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act.

     - There shall be consummated any sale, transfer, lease or conveyance of all or substantially all of the properties and assets of SCI to any other corporation or corporations or other person or persons (other than a subsidiary of SCI).

     - There shall be consummated any consolidation of SCI with or merger of SCI with or into any other corporation or corporations or entity or entities (whether or not affiliated with SCI) in which SCI is not the sole surviving or continuing corporation or pursuant to which the shares of Common Stock outstanding immediately before the consummation of such consolidation or merger are converted into cash, securities or other property, other than a consolidation or merger in which the holders of shares of Common Stock receive, directly or indirectly, (A) 75% or more of the Common Stock of the sole surviving or continuing corporation outstanding immediately following the consummation of such consolidation or merger and (B) securities representing 75% or more of the combined voting power of the Voting Stock of the sole surviving or continuing corporation outstanding immediately following the consummation thereof of such consolidation or merger.

     "Affiliate" and "Associate" shall have the meanings ascribed to such terms pursuant to the Exchange Act as in effect on the date of the Indenture.

     For purposes of the Change in Control provisions of the Indenture, "person" shall mean a "person" as defined in or for purposes of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of the Exchange Act.

     "Voting Stock" shall mean, with respect to any person, the capital stock of such person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such persons (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by us to purchase notes at the option of the holders thereof upon a Change in Control. In certain circumstances, the Change in Control purchase feature of the notes may make more difficult or discourage a takeover of our company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of our company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is the result from negotiations between us and the Underwriters.

     If a Change in Control were to occur, there can be no assurance that we would have funds sufficient to pay the Change in Control Purchase Price for all of the notes that might be delivered by holders seeking to exercise the purchase right, because we or our subsidiaries might also be required to prepay certain indebtedness or obligations having financial covenants with change of control provisions in favor of the holders thereof. In addition, our other indebtedness may have cross-default provisions that could be triggered by a default under the Change in Control provisions, thereby possibly accelerating the maturity of such indebtedness. In such case, the holders of the notes would be subordinated to the prior claims of the holders of such indebtedness. In addition, our ability to purchase notes with cash may be limited by the terms of our then-existing borrowing agreements. No notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "-- Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to such notes).

CONSOLIDATION, MERGER AND SALE OR LEASE OF ASSETS

     We, without the consent of any holders of outstanding notes, are entitled to consolidate with or merge into or transfer or lease our assets substantially as an entirety to, any corporation, and any corporation is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, if:

     - immediately after such consolidation, merger, sale, lease, exchange or other disposition, the corporation (whether SCI or such other corporation) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition has been made, shall not be in default, in the performance or observance of any of the terms, covenants and conditions of the Indenture,

     - the corporation (if other than SCI) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition has been made, shall be a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia, and

     - the due and punctual payment of principal of and interest on the notes, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by SCI, shall be expressly assumed and the conversion rights shall be provided for in accordance with the Indenture, by the corporation (if other than SCI) formed by such consolidation, or into which SCI shall have been merged, or by the corporation which shall have acquired or leased such property.

EVENTS OF DEFAULT

     The following are considered "Events of Default" with respect to the notes under the terms of the Indenture:

          (1) default in the payment of any installment of interest upon any of the notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

          (2) default in the payment of the principal of any of the notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise;

          (3) default in the payment or satisfaction of any purchase obligation with respect to any of the notes, as and when such obligation shall become due and payable;

          (4) failure on our part duly to observe or perform any other of the covenants or agreements in the notes or in the Indenture continuing for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to us by the Trustee by registered mail, or to us and the Trustee by the holders of at least 25 percent in aggregate principal amount of the notes issued under the Indenture then outstanding;

          (5) without our consent, a court having jurisdiction shall enter an order for relief with respect to us under the Bankruptcy Code or without our consent, a court having jurisdiction shall enter a judgment, order or decree adjudging us as bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of us under the Bankruptcy Code or applicable state insolvency law, and the continuance or any such judgment, order or decree is unstayed and in effect for a period of 60 consecutive days;

          (6) we shall institute proceedings for entry of an order for relief with respect to us under the Bankruptcy Code or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or relief under the Bankruptcy Code or any applicable state law, or shall consent to filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of SCI or of substantially all of our property, or we shall make a general assignment for the benefit of creditors as recognized under the Bankruptcy Code; or

          (7) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, whether such indebtedness exists on the date of the notes or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable before the date on which it would otherwise have become due and payable, or any default in payment of such indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instrument, if required), if the aggregate amount of all such indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $50,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to us by the Trustee by registered mail, or to us and the Trustee by the holders of at least 25 percent in aggregate principal amount of the notes then outstanding, a written notice specifying each such default and requiring us to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture.

     If an Event of Default with respect to the notes occurs and is continuing, then and in each and every such case, unless the principal of all of the notes shall have already become due and payable, either the Trustee or the holders of not less than 25 percent in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the Trustee if given by noteholders), may declare the unpaid principal amount of all the notes and the interest, if any, accrued thereon to be due and payable immediately. Upon any such declaration, the same shall become and shall be immediately due and payable, anything in the Indenture notwithstanding.

     If any Event of Default with respect to us specified in clause (5) or (6) above occurs, the unpaid principal amount and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any noteholder. If the Trustee shall have proceeded to enforce any right under the Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case SCI, the Trustee and the noteholders shall be restored respectively to their several positions and rights under the Indenture, and all rights, remedies and powers of SCI, the Trustee and the noteholders shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1), (2) or (3) above, the Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the Trustee by a Paying Agent, any noteholder or us.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders shall have offered to the Trustee reasonable security or indemnity.

     No holder of any notes then outstanding shall have any right by virtue of or by availing of any provision of the Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or the notes for the appointment of a receiver or trustee or similar official, or for any other remedy under the Indenture or thereunder, unless:

     - the holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as provided in the Indenture;

     - the holders of not less than 25 percent in aggregate principal amount of the notes then outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee under the Indenture;

     - the holders shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby; and

     - the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

Notwithstanding any other provisions in the Indenture, but subject to the subordination provisions, the right of any holder of the notes to receive payment of the principal of and interest on the notes, on or after the respective due dates expressed in the notes, or to convert the notes as provided in the Indenture, or to institute suit for the enforcement of any such payment on or after such respective dates or for the enforcement of any such right to convert, shall not be impaired or affected without the consent of such holder.

     The holders of a majority in aggregate principal amount of the notes then outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the notes. However, subject to certain exceptions, the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability. The holders of a majority in aggregate principal amount of the notes then outstanding may on behalf of the holders of all of the notes waive any past default or Event of Default under the Indenture and its consequences except a default in the payment of interest on, or the principal of, the notes. Upon any such waiver SCI, the Trustee and the holders of the notes shall be restored to their former positions and rights under the Indenture, respectively. No such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the notes and Indenture be deemed to have been cured and to be not continuing.

     Within 90 days after the occurrence of a default, with respect to the notes then outstanding, the Trustee shall mail to all holders of the notes, as the names and the addresses of such holders appear upon the register, notice of all defaults known to the Trustee with respect to such series, unless such defaults shall have been cured before the giving of such notice. Except in the case of default in the payment of the principal of or interest on any of the notes, or in the payment or satisfaction of any sinking fund or other purchase obligation, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interests of the noteholders.

     We are required to furnish to the Trustee annually a statement as to the fulfillment by us of all of our obligations under the Indenture.

GOVERNING LAW

     The Indenture and the notes are governed by New York law.

NO RECOURSE AGAINST OTHERS

     The Indenture provides that a director, officer, employee or stockholder, as such, of ours shall not have any liability for any obligations of SCI under the notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

INFORMATION CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to U.S. Holders (as defined below) that will hold notes and common stock into which notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding the notes as part of a hedging or conversion transaction, a straddle or a constructive sale, and persons whose functional currency is not the United States dollar. As used herein, a "U.S. Holder" means a beneficial owner of the notes or the common stock into which the notes may be converted, who or that (1) is a citizen or resident of the United States, (2) is a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (5) is otherwise subject to U.S. federal income tax on a net income basis in respect of the notes or the common stock, as the case may be. Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special U.S. federal tax considerations, some of which are discussed below. This summary discusses the tax considerations applicable to initial holders of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and certain tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion does not consider the effect of any estate, gift or other tax laws (except as set forth below with respect to Non-U.S. Holders) of any applicable foreign, state, local or other jurisdiction.

     THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND THE COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED.

U.S. HOLDERS

  Taxation of Interest

     A U.S. Holder will be required to include in gross income the stated interest on a note at the time that such interest accrues or is received, in accordance with such holder's regular method of accounting for federal income tax purposes. Special rules governing the treatment of market discount or amortizable premium are described below.

  Sale, Exchange or Retirement of the Notes

     A U.S. Holder generally will recognize gain or loss on the sale, exchange (other than a conversion) or retirement (including a redemption by us) of a Note in an amount equal to the difference between (i) the amount of cash plus the net fair market value of any property received, other than any such amount received in respect of accrued interest (which will be taxable as such if not previously included in income), and (2) such holder's tax basis in the note. A U.S. Holder's tax basis in a note will be its cost, increased by the amount of any market discount includable in such holder's gross income with respect to such note, and decreased by the amount of any principal payments on the note previously received by the holder and by any amortizable premium. Gain or loss recognized on the sale, exchange or retirement of a note generally will be a capital gain or loss. In the case of a noncorporate U.S. Holder, the federal tax rate applicable to capital gains will depend upon (1) such holder's holding period for the notes, with a preferential rate available for notes held for more than one year, and (2) such holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

  Market Discount

     If a note is acquired by a subsequent U.S. Holder at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of such note may be treated as ordinary income. Market discount with respect to a security is, subject to a de minimis exception, the excess of (1) the stated redemption price at maturity of the security over (2) such holder's initial tax basis in the security. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if such holder so elects, on a constant interest method. Upon any subsequent disposition (including a gift or payment at maturity) of the note (other than in connection with some nonrecognition transactions), the lesser of any gain on such disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the note was held by such holder will be treated as ordinary interest income at the time of the disposition. In lieu of including accrued market discount in income at the time of the disposition, a U.S. Holder may elect to include market discount in income currently. Unless a U.S. Holder so elects, such holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such note until such holder disposes of the note. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Amortizable Premium

     A U.S. Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium from the purchase date to the note's maturity date under a constant yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize a premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Conversion of the Notes

     A U.S. Holder generally will not recognize any income, gain, or loss upon conversion of a note into common stock (except with respect to cash received in lieu of a fractional share of common stock). Such holder's basis in the common stock received on conversion of a note will be the same as such holder's tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will include the holding period of the note converted.

     Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share interest in the common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock will generally result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder's basis in the fractional share).

  Dividends on Common Stock

     Distributions, if any, paid on common stock generally will be includable in the income of a U.S. Holder as ordinary income to the extent of our current or accumulated earnings and profits. Distributions in excess of SCI's current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder's basis in the common stock and thereafter as capital gain. Subject to certain limitations, a U.S. corporate taxpayer holding common stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received.

  Constructive Dividends

     If at any time (1) we make a distribution to our stockholders or purchase common stock in a tender offer and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the antidilution provisions of the notes, the Conversion Rate of the notes is increased, or (2) the Conversion Rate of the notes is increased at the our discretion, such increase may be deemed to be the payment of a taxable dividend to holders or beneficial owners of notes (pursuant to Section 305 of the Code). U.S. Holders of notes therefore could have taxable income as a result of an event in which they received no cash or property. Similarly, a failure to adjust the Conversion Rate to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock could, in some circumstances, give rise to deemed dividend income to U.S. Holders of such common stock.

  Sale, Exchange or Redemption of Common Stock

     Upon the sale, exchange or redemption of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and such holder's adjusted basis in the common stock. In the case of a noncorporate U.S. Holder, the federal tax rate applicable to capital gains will depend upon (1) such holder's holding period for the common stock, with a preferential rate available for common stock held for more than one year, and (2) such holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

  Information Reporting And Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note, payments of actual or constructive dividends on common stock, and payment of the proceeds of the sale of a note or common stock to certain non-corporate, not otherwise exempt, U.S. Holders, and a backup withholding tax (at the rate of 30.5% for 2001) may apply to such payments if the U.S. Holder (1) fails to furnish or certify its correct taxpayer identification number ("TIN") to the payor in the manner required, (2) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (3) under certain circumstances, fails to certify, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such U.S. Holder to a refund.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

  Taxation of Interest

     In general, subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. withholding tax, provided that, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of our total combined voting power of all classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code, (iii) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied.

     Interest on notes not excluded from U.S. withholding tax as described above generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax.

     To satisfy the certification requirements referred to in (iv) above, Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that either (i) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address, and U.S. TIN, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN or successor form, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     The Treasury Regulations provide alternative methods for satisfying the certification requirements described above. The Treasury Regulations also require, in the case of notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a TIN. A look-through rule applies in the case of tiered partnerships.

     If a Non-U.S. Holder of a note is engaged in a trade or business in the U.S. and if interest on the note is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder must provide us with a properly executed IRS Form W-8ECI or successor form in order to claim as exemption from any applicable withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Conversion of the Notes

     A Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on the conversion of a note into common stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share of common stock upon conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See "Sale, Exchange or Redemption of the Notes or Common Stock" below.

  Dividends on Common Stock

     Distributions, if any, paid on common stock generally will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock held by a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable) unless the dividend is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States, in which case the dividend will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and with respect to corporate holders under certain circumstances, the branch profits tax). A Non-U.S. Holder may be required to satisfy certain requirements in order to claim a reduction of withholding under the foregoing rules.

  Constructive Dividends

     The Conversion Rate of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. Holders of the notes. See "U.S.
Holders -- Constructive Dividend" above. In such case, the deemed distribution would be subject to the rules above regarding withholding of U.S. federal tax on dividends in respect of common stock.

  Sale, Exchange or Redemption of the Notes or Common Stock

     A Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (iv) in the case of a note or common stock held by a person who holds more than 5% of our stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock, a United States real property holding corporation for U.S. federal income tax purposes.

  U.S. Federal Estate Tax

     A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise provides.

     NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING U.S. AND FOREIGN TAX CONSEQUENCES WITH RESPECT TO THE NOTES AND COMMON STOCK.

  Information Reporting and Backup Withholding Tax

     In the case of payments of interest on a note to a Non-U.S. Holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

     Dividends on common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting.

     Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or a foreign broker that is a "controlled foreign corporation" within the meaning of the Code, a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the United States, or a foreign partnership if U.S. Persons hold more than 50% of the income or capital interests in the partnership or if the partnership is engaged in the conduct of a trade or business within the United States are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a non-U.S. Holder and no actual knowledge that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

     Under current Treasury Regulations, payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder of a note or common stock will be allowed as a credit against such holder's U.S. federal income tax, if any, or will be otherwise refundable provided that the required information is furnished to the IRS in a timely manner.

     The Treasury Regulations permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A Non-U.S. Holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situations, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING OR DISPOSING OF OUR NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                  UNDERWRITING

     We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Warburg LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

                                                                 PRINCIPAL
                                                                   AMOUNT
UNDERWRITER                                                      ---------
     Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................    $
     J.P. Morgan Securities Inc. ...........................
     Banc of America Securities LLC.........................
     UBS Warburg LLC........................................
                                                                ------------
             Total..........................................    $300,000,000
                                                                ============

     The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in
excess of   % of the principal amount of the notes. The underwriters may allow,
and the dealers may reallow, a discount not in excess of   % of the principal
amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to SCI. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                 PER NOTE   WITHOUT OPTION   WITH OPTION
                                                 --------   --------------   -----------
Public offering price..........................    100%      $300,000,000    $345,000,000
Underwriting discount..........................       %      $               $
Proceeds, before expenses, to SCI..............       %      $               $

     The expenses of the offering, not including the underwriting discount, are
estimated at $     and are payable by SCI.

OVER-ALLOTMENT OPTION

     We have granted options to the underwriters to purchase up to $45,000,000 of the notes at the public offering price on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus supplement solely to cover over-allotments. If the underwriters exercise these options, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional notes proportionate to such underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

     We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any securities for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we have agreed not to directly or indirectly

     - offer, pledge, sell or contract to sell any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock,

     - sell any option or contract to purchase any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock,

     - purchase any option or contract to sell any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock,

     - grant any option, right or warrant for the sale of any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock,

     - lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, or

     - file a registration statement for any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock.

NASD REGULATIONS

     Affiliates of some of the underwriters are lenders under our bank credit facilities, and, as such, will receive in excess of ten percent of the proceeds of this offering when we apply the proceeds in the manner described in "Use of Proceeds." Because more than ten percent of the net proceeds of the offering will be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule requires that the terms of a debt security be no less favorable than the terms recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch has agreed to act as qualified independent underwriter for the offering. The terms of the notes will be no less favorable than those recommended by Merrill Lynch.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the notes is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing the notes and the common stock. However, the underwriters may engage in transactions that stabilize the price of the notes and the common stock such as bids or purchases to peg, fix or maintain the price of these securities.

     If the underwriters create a short position in the notes or the common stock in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

     Certain legal matters with respect to the notes will be passed upon for us by Locke Liddell & Sapp LLP. Certain legal matters with respect to the notes will be passed upon for the Underwriters by Vinson & Elkins L.L.P.

                                    EXPERTS

     The financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. See "Experts" in the accompanying prospectus.

                                 $1,500,000,000

                       SERVICE CORPORATION INTERNATIONAL

                            COMPANY DEBT SECURITIES
                                  COMMON STOCK
                             COMMON STOCK WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                             ---------------------

                                 SCI CAPITAL I
                                 SCI CAPITAL II
                                SCI CAPITAL III
                                 SCI CAPITAL IV

          PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED BY

                       SERVICE CORPORATION INTERNATIONAL

                             ---------------------

                                Trading Symbol:
                         New York Stock Exchange -- SRV

                             ---------------------

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                October 29, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Where You Can Find More Information.........................    3
The Company.................................................    5
The Trusts..................................................    5
Use of Proceeds.............................................    6
Ratios of Earnings to Fixed Charges.........................    6
Description of Company Debt Securities......................    6
Description of Capital Stock................................   32
Description of Common Stock Warrants........................   36
Description of Preferred Securities.........................   39
Description of Preferred Securities Guarantees..............   41
Effect of Obligations under Company Debt Securities and
  Preferred Securities Guarantees...........................   44
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................   45
Plan of Distribution........................................   46
Legal Matters...............................................   47
Experts.....................................................   47

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public from commercial document retrieval services and at the Commission's web site at "http://www.sec.gov." We invite you to visit our web site at "http://www.sci-corp.com."

     The Commission allows us "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we filed with the Commission. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. This prospectus is part of a registration statement we filed with the Commission.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998;

     - Current Reports on Form 8-K dated March 24, 1998 and May 14, 1998;

     - Description of Series D Junior Participating Preferred Stock Purchase Rights contained in Registration Statement on Form 8-A dated May 15, 1998; and

     - Description of capital stock set forth under the caption "Item
       1. Description of Securities to be Registered -- Capital Stock" in the Form 8, Amendment No. 3, dated September 15, 1982, to Registration Statement on Form 8-A.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Service Corporation International
       1929 Allen Parkway
       Houston, Texas 77019
       (713) 522-5141
       Attention: James M. Shelger

     We have not included separate financial statements of any of the SCI Capital Trusts in this prospectus. We do not think that those financial statements would be material to holders of the preferred securities of the SCI Capital Trusts because (1) all of the voting securities of each of the SCI Capital Trusts will be owned by us directly or indirectly and we file reports with the Commission, (2) none of the SCI Capital Trusts has any independent operations and each of the SCI Capital Trusts exists to issue securities to us and (3) we guarantee the payments due on the preferred securities of the SCI Capital Trusts.

     The SCI Capital Trusts currently do not file annual, quarterly and special reports, proxy statements or other information with the Commission. In the future, if the SCI Capital Trusts are required to file such reports with the Commission, the SCI Capital Trusts will register with the Commission or seek an exemption from the Commission.

     You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither Service Corporation International nor the SCI Capital Trusts have authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     Service Corporation International (the "Company" or "SCI") was incorporated in Texas on July 5, 1962 and is the largest provider of death care services and products in the world. As of June 30, 1998, the Company owned and operated 3,292 funeral service locations, 422 cemeteries and 174 crematoria located in 18 countries on five continents. The Company's principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019, telephone number: (713) 522-5141.

                                   THE TRUSTS

     SCI Capital I, SCI Capital II, SCI Capital III and SCI Capital IV (each, an "SCI Capital Trust") are statutory business trusts formed under Delaware law. As sponsor of each SCI Capital Trust ("Sponsor"), the Company executed a separate declaration of trust for each SCI Capital Trust. As Delaware trustee of each SCI Capital Trust (the "Delaware Trustee"), Chase Manhattan Bank Delaware filed a separate certificate of trust for each SCI Capital Trust with the Delaware Secretary of State on September 29, 1998. The Sponsor and the Delaware Trustee will amend and restate each declaration of trust in its entirety (each, as so amended and restated, a "Declaration") as of the date the preferred securities of the SCI Capital Trusts ("Preferred Securities") are issued initially.

     The SCI Capital Trusts exist solely to (1) issue Preferred Securities and common securities of the SCI Capital Trusts (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (2) invest the gross proceeds of the Trust Securities in debt securities of the Company ("Company Debt Securities") and (3) engage in other necessary or incidental activities. The Company will own all of the Common Securities, directly or indirectly. The Common Securities will rank pari passu with the Preferred Securities, and the SCI Capital Trusts will make payments on the Common Securities pro rata with the Preferred Securities. However, if an event of default occurs under the Declaration of an SCI Capital Trust (a "Declaration Event of Default"), the rights of the holders of the Common Securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities.

     The Company will acquire, directly or indirectly, Common Securities in an aggregate liquidation amount equal to 3 percent of the total capital of each SCI Capital Trust. The term of each SCI Capital Trust is approximately 55 years, but may terminate earlier as provided in the Declaration of each SCI Capital Trust. The trustees of the SCI Capital Trusts (the "SCI Capital Trustees") will conduct the business and affairs of the SCI Capital Trusts. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the SCI Capital Trustees of an SCI Capital Trust. The duties and obligations of the SCI Capital Trustees are governed by the Declarations of the SCI Capital Trusts. A majority of the SCI Capital Trustees (the "Regular Trustees") of each SCI Capital Trust will be employees, officers or affiliates of the Company. Chase Bank of Texas, National Association ("Chase Bank of Texas"), shall act as property trustee and as indenture trustee (the "Institutional Trustee") for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Chase Manhattan Bank Delaware shall act as Delaware Trustee as required by Delaware law. The Company will pay all fees and expenses related to the SCI Capital Trusts and the offering of Trust Securities.

     The Delaware Trustee's office in the State of Delaware is Chase Manhattan Bank Delaware, 1201 N. Market Street, Wilmington, Delaware 19801. Each SCI Capital Trust's principal executive office is c/o Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019, telephone number: (713) 522-5141.

                                USE OF PROCEEDS

     The net proceeds the Company receives from the sale or sales of the securities offered under this prospectus (the "Securities") will be used for general corporate purposes including, without limitation:

     - repurchases of outstanding long-term debt securities;

     - capital expenditures;

     - investments in subsidiaries;

     - working capital;

     - repayment of borrowings under bank credit agreements;

     - acquisitions; and

     - other business opportunities.

     The SCI Capital Trusts will use all proceeds they receive from the sale or sales of the Preferred Securities to purchase Company Debt Securities from the Company. Any prospectus supplement relating to a particular offering of Securities may identify additional and/or different uses for the proceeds of that offering of Securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

                              SIX MONTHS ENDED
  YEAR ENDED DECEMBER 31,         JUNE 30,
----------------------------  ----------------
1993  1994  1995  1996  1997        1998
----  ----  ----  ----  ----        ----
3.19  3.13  2.84  3.24  4.29        4.27

     For purposes of computing the ratios of earnings to fixed charges, earnings consist of (1) income from continuing operations before income taxes (excluding the undistributed income of entities of which the Company owns less than 50% of the equity), (2) the minority interest of majority-owned subsidiaries with fixed charges and (3) fixed charges (excluding capitalized interest). Fixed charges consist of (1) interest expense, whether capitalized or expensed, (2) amortized debt costs, (3) dividends on preferred securities of SCI Finance LLC (which preferred securities were redeemed in June 1997) and (4) an interest factor attributable to rentals.

                     DESCRIPTION OF COMPANY DEBT SECURITIES

     The Company Debt Securities will constitute any of (1) senior debt securities ("Company Senior Debt Securities"), (2) senior subordinated debt securities ("Company Senior Subordinated Debt Securities") or (3) subordinated debt securities ("Company Subordinated Debt Securities"). Company Senior Debt Securities will be issued under a 1998 Senior Indenture (the "Senior Debt Indenture") to be entered into between the Company and The Bank of New York, as trustee. Company Senior Subordinated Debt Securities will be issued under a 1998 Senior Subordinated Indenture (the "Senior Subordinated Debt Indenture") to be entered into between the Company and Chase Bank of Texas, as trustee. Company Subordinated Debt Securities will be issued under a 1998 Subordinated Indenture to be entered into between the Company and Chase Bank of Texas, as trustee (the "Subordinated Debt Indenture"). The Senior Debt Indenture, the Senior Subordinated Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Each of The Bank of New York and Chase Bank of Texas (and any successors thereto as trustees under the respective Indentures) is hereinafter referred to as the "Trustee" with respect to the Indenture under which it acts as Trustee. The Indentures are filed as exhibits to the registration statement.

     The following summaries of certain provisions of the Indentures and the Company Debt Securities do not purport to be complete, and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain capitalized terms used herein but not otherwise defined herein. Whenever defined terms of the applicable Indenture are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of the Company, events of default and provisions relating to subordination and conversion.

     The Company Debt Securities may be issued from time to time in one or more series. The following description of the Company Debt Securities sets forth certain general terms and provisions of the Company Debt Securities of all series. The particular terms of each series of Company Debt Securities offered by any prospectus supplement will be described therein.

PROVISIONS APPLICABLE TO COMPANY SENIOR DEBT SECURITIES, COMPANY SENIOR SUBORDINATED DEBT SECURITIES AND COMPANY SUBORDINATED DEBT SECURITIES

     General. The Company Debt Securities, which may include medium term notes, will be unsecured senior, senior subordinated or subordinated obligations of the Company and may be issued from time to time in one or more series. The Indentures will not (1) limit the amount of Company Debt Securities, Senior Indebtedness (as defined in "-- Provisions Applicable Solely to Company Senior Subordinated Debt Securities and Company Subordinated Debt Securities -- Events of Default"), debentures, notes or other types of indebtedness that may be issued by the Company or any of its Subsidiaries or (2) restrict transactions between the Company and its Affiliates, the payment of dividends or the making of investments by the Company or the transfer of assets by the Company to its Subsidiaries. The Company currently conducts substantially all its operations through Subsidiaries. Consequently, the rights of the Company to receive assets of any Subsidiary (and thus the ability of holders of Company Debt Securities to benefit indirectly from such assets) are subject to the prior claims of creditors of that Subsidiary. Other than as may be set forth in any prospectus supplement, the Indentures and the Company Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Company Debt Securities special protection in the event of a highly leveraged transaction by the Company.

     A prospectus supplement relating to any Company Debt Securities offered will include specific terms relating to the offering. These terms will include the following, among others, to the extent applicable to the offered Company Debt Securities:

     - the title of such Company Debt Securities;

     - classification as Company Senior Debt Securities, Company Senior Subordinated Debt Securities or Company Subordinated Debt Securities, aggregate principal amount, purchase price and denomination;

     - whether such Company Debt Securities that constitute Company Senior Subordinated Debt Securities or Company Subordinated Debt Securities are convertible into common stock, par value $1.00 per share ("Common Stock"), of the Company and, if so, the terms and conditions of conversion including the initial conversion price or conversion rate and any adjustments thereto, the conversion period and other conversion provisions;

     - the date or dates on which such Company Debt Securities will mature;

     - the method used to calculate amounts payable for principal of or premium, if any, or interest, if any, on or upon the redemption of such Company Debt Securities;

     - the interest rate or rates (or the method by which such will be determined), and the dates from which such interest, if any, will accrue;

     - the date or dates on which any such interest will be payable;

     - the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Company Debt Securities will be payable and the place or places where such Company Debt Securities may be presented for transfer and, if applicable, conversion;

     - the obligations, if any, of the Company to redeem, repay or purchase such Company Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof or the right, if any, of the Company to redeem, repay or purchase such Company Debt Securities at its option and the period or periods within which, the price or prices at which and the terms and conditions upon which such Company Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation or right (including the form or method of payment thereof if other than cash);

     - any terms applicable to such Company Debt Securities issued at an original issue discount below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount shall accrue;

     - any index used to determine the amount of payments of principal of and any premium and interest on such Company Debt Securities;

     - any special United States federal income tax consequences; and

     - any other specified terms of such Company Debt Securities, including any additional, or deleted or different, events of default or remedies or covenants provided with respect to such Company Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Unless otherwise specified in any prospectus supplement, the Company Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of any Company Debt Securities. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Company Debt Securities may bear interest at a fixed rate or a floating rate. Company Debt Securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Company Debt Securities or to certain Company Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

     The Indentures and the Company Debt Securities will be governed by Texas law.

     Global Securities. The Company Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the prospectus supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Company Debt Securities represented thereby, a Global Security may not be transferred except as a whole (1) by the Depositary for such Global Security to the nominee of the Depositary, (2) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (3) by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

     The specific terms of the depositary arrangement with respect to a series of Company Debt Securities will be described in the prospectus supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Company Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated (1) by the dealers, underwriters or agents with respect to such Company Debt Securities or
(2) by the Company if such Company Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Company Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Company Debt Securities. Except as provided below, owners of beneficial interests in a Global Security (1) will not be entitled to have any of the individual Company Debt Securities of the series represented by such Global Security registered in their names, (2) will not receive or be entitled to receive physical delivery of any such Company Debt Securities in definitive form and (3) will not be considered the owners or holders thereof under the Indenture governing such Company Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that, under existing practice, if the Company requests any action of the holders, or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the participant to take such action.

     Payments of principal of and premium, if any, and interest, if any, on individual Company Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Company Debt Securities. None of the Company, the Trustee for such Company Debt Securities, any paying agent and the registrar for such Company Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Company Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Company Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a Global Security representing any such Company Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Company Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     If the Depositary for a series of Company Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue individual Company Debt Securities of such series in exchange for the Global Security representing such series of Company Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Company Debt Securities, determine not to have any Company Debt Securities of a series represented by one or more Global Securities. In such event, the Company will issue individual Company Debt Securities of such series in exchange for the Global Security or Securities representing such series of Company Debt Securities. Further, if the Company so specifies with respect to the Company Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Company Debt Securities of such series may receive, on terms acceptable to the Company and the Depositary for such Global Security, individual Company Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such Company Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Company Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Company Debt Securities registered in its name. Unless otherwise specified by the Company, individual Company Debt Securities of such series so issued will be issued in denominations of $1,000 and integral multiples thereof.

     Consolidation, Merger, Sale. Each Indenture provides that the Company may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets to any other corporation authorized to acquire and operate the same, provided that in any such case:

     - immediately after such transaction, the Company or such other corporation formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions in the Indenture to be kept or performed by the Company;

     - the corporation (if other than the Company) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia; and

     - the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, the Company's obligations under such Indenture.

In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in such Indenture as the Company and subject to the conditions set forth in the Indenture, and the Company shall be relieved of any further obligation under such Indenture and any Company Debt Securities issued thereunder.

     Discharge and Defeasance. The Company may discharge or defease its obligations with respect to each series of Company Debt Securities as set forth below.

     If (1) the Company Debt Securities have not already been delivered to the Trustee for cancellation and (2) the Company Debt Securities either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year), the Company may discharge all of its obligations (except those set forth below) to holders of any series of Company Debt Securities issued under any Indenture by depositing with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding Company Debt Securities of such series and to make any mandatory sinking fund payments thereon when due.

     Unless otherwise provided in the applicable prospectus supplement, the Company may also discharge at any time all of its obligations (except those set forth below) to holders of any series of Company Debt Securities issued under any Indenture (other than convertible Company Debt Securities) ("defeasance") if, among other things:

     - the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay the principal of and premium, if any, and interest, if any, on all outstanding Company Debt Securities of such series when due and to make any mandatory sinking fund payments thereon when due, and such funds have been so deposited for 91 days;

     - such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound; and

     - the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Company Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and that such defeasance will not otherwise alter the United States federal income tax treatment of principal and interest payments on such series of Company Debt Securities.

The opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Company Debt Securities of such series, since such a result would not occur under current tax law.

     In the event of such discharge and defeasance of a series of Company Debt Securities, the holders thereof would be entitled to look only to such trust funds for payment of the principal of and any premium and interest on such Company Debt Securities.

     Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of Company Debt Securities:

     - the rights of registration of transfer and exchange of Company Debt Securities of such series;

     - the rights of substitution of mutilated, defaced, destroyed, lost or stolen Company Debt Securities of such series;

     - the rights of holders of Company Debt Securities of such series to receive payments of principal thereof and interest, if any, thereon when due and to receive mandatory sinking fund payments, if any, thereon when due from the trust funds held by the Trustee;

     - the rights, obligations, duties and immunities of the Trustee;

     - the rights of holders of Company Debt Securities of such series as beneficiaries with respect to property deposited with the Trustee payable to all or any of them;

     - the obligations of the Company to maintain an office or agency in respect of Company Debt Securities of such series; and

     - if applicable, the obligations of the Company with respect to the conversion of Company Debt Securities of such series into Common Stock.

     Modification of the Indenture. Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Company Debt Securities to:

     - evidence the assumption by a successor corporation of the obligations of the Company under such Indenture;

     - add covenants or new events of default for the protection of the holders of such Company Debt Securities;

     - cure any ambiguity or correct any inconsistency in the Indenture;

     - establish the form and terms of any series of Company Debt Securities and provide for adjustment of conversion rights, if any;

     - evidence the acceptance of appointment by a successor trustee;

     - amend the Indenture in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of Company Debt Securities issued thereunder; or

     - in the case of Company Senior Debt Securities, secure such Company Senior Debt Securities with any property or assets.

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Company Debt Securities then Outstanding of each series affected by such supplemental Indenture, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Company Debt Securities of such series. However, without the consent of the holder of each outstanding Company Debt Security affected thereby, the Company and the Trustee may not make any of the following modifications:

     - extend the stated maturity of the principal of any Company Debt Security;

     - reduce the principal amount of any Company Debt Security;

     - reduce the rate or extend the time of payment of any interest on any Company Debt Security;

     - reduce or alter the method of computation of any amount payable on redemption, repayment or purchase of any Company Debt Security;

     - reduce the portion of the principal amount of any Original Issue Discount Security payable upon acceleration or provable in bankruptcy;

     - change the coin or currency in which principal and interest, if any, are payable;

     - impair or affect the right to institute suit for the enforcement of any payment, repayment or purchase of any Company Debt Security;

     - if applicable, adversely affect the right to convert Company Debt Securities, any right of repayment at the option of the holder or (solely with respect to the Senior Subordinated Debt Indenture) change, amend or modify the subordination provisions of such Indenture or any of the definitions used in the subordination provisions of such Indenture or consent to the departure from any of the terms of the subordination provisions of such Indenture in each case in any manner that would adversely affect the holders of any of the Company Senior Subordinated Debt Securities issued thereunder; or

     - reduce the percentage in aggregate principal amount of Company Debt Securities of any series issued under such Indenture.

     Without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected, (1) the Senior Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Company Senior Subordinated Debt Securities and (2) the Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Company Subordinated Debt Securities.

     Each of the Indentures provides that the term "Original Issue Discount Security" means any Company Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture.

     In each of the Indentures, the definition of the term "Outstanding," with reference to Company Debt Securities, provides that in determining whether the holders of the requisite aggregate principal amount of Outstanding Company Debt Securities of any or all series have given any request, demand, authorization, direction, notice, consent or waiver under the applicable Indenture, the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be the portion of the principal amount thereof that would be due and payable as of the date of such determination (as certified by the Company to the Trustee) upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture.

     Issuance of Company Debt Securities to an SCI Capital Trust. Unless otherwise specified in the prospectus supplement, the Declaration of each SCI Capital Trust, as amended and restated, will provide that, in the event Company Debt Securities are issued to an SCI Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such SCI Capital Trust, such Company Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such SCI Capital Trust upon the occurrence of certain events described in the prospectus supplement relating to such Trust Securities. Only one series of Company Debt Securities will be issued to an SCI Capital Trust or an SCI Capital Trustee in connection with the issuance of Trust Securities by such SCI Capital Trust.

     Certain Covenants of the Company. Unless otherwise specified in the prospectus supplement, in the event that Company Debt Securities are issued to an SCI Capital Trust or an SCI Capital Trustee pursuant to a Declaration, the Company will make certain covenants as set forth below and as further set forth in the applicable prospectus supplement.

     The Company will covenant that, if Company Debt Securities are issued to an SCI Capital Trust or an SCI Capital Trustee in connection with the issuance of Trust Securities by such SCI Capital Trust and (1) there shall have occurred any event that would constitute a Declaration Event of Default or (2) the Company shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee (as such terms are defined in "Description of Preferred Securities
Guarantees -- General"), then:

     - the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, other than:

       -- purchases or acquisitions of shares of SCI capital stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock;

      -- as a result of a reclassification of SCI capital stock or the exchange or conversion of one class or series of SCI capital stock for another class or series of SCI capital stock; or

      -- the purchase of fractional interests in shares of SCI capital stock pursuant to the conversion or exchange provisions of such SCI capital stock or the security being converted or exchanged; and

     - the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Company Debt Securities.

     The Company also will covenant that, if Company Debt Securities are issued to an SCI Capital Trust or an SCI Capital Trustee in connection with the issuance of Trust Securities by such SCI Capital Trust and the Company shall have given notice of its election to defer payments of interest on such Company Debt Securities by extending the interest payment period as provided in the appropriate Indenture and such period, or any extension thereof, shall be continuing, then:

     - the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, other than:

       -- purchases or acquisitions of shares of SCI capital stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock;

      -- as a result of a reclassification of SCI capital stock or the exchange or conversion of one class or series of SCI capital stock for another class or series of SCI capital stock; or

      -- the purchase of fractional interests in shares of SCI capital stock pursuant to the conversion or exchange provisions of such SCI capital stock or the security being converted or exchanged; and

     - the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Company Debt Securities.

     In the event Company Debt Securities are issued to an SCI Capital Trust or an SCI Capital Trustee in connection with the issuance of Trust Securities of such SCI Capital Trust, for so long as such Trust Securities remain outstanding, the Company also will covenant:

     - to directly or indirectly maintain 100 percent ownership of the Common Securities of such SCI Capital Trust (provided, however, that any permitted successor of the Company under the Indentures may succeed to the Company's ownership of such Common Securities);

     - to use its reasonable efforts to cause such SCI Capital Trust:

       -- to remain a statutory business trust, except in connection with the distribution of Company Debt Securities to the holders of Trust Securities in liquidation of such SCI Capital Trust, the redemption of all of the Trust Securities of such SCI Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such SCI Capital Trust; and

       -- to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes; and

     - to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Company Debt Securities.

PROVISIONS APPLICABLE SOLELY TO COMPANY SENIOR DEBT SECURITIES

     General. Company Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal, premium, if any, and interest, if any, with each other series and with all other Senior Indebtedness of the Company.

     Events of Default. Unless otherwise specified in the prospectus supplement, an Event of Default is defined under the Senior Debt Indenture with respect to the Company Senior Debt Securities of any series issued thereunder as being any one or more of the following events:

     (1) default in the payment of any installment of interest upon any of the Company Senior Debt Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

     (2) default in the payment of the principal of any of the Company Senior Debt Securities of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise;

     (3) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Company Senior Debt Securities of such series, as and when such obligation shall become due and payable;

     (4) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Company Senior Debt Securities of such series or in the Senior Debt Indenture continuing for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Trustee by registered or certified mail, or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding;

     (5) without the consent of the Company, a court having jurisdiction shall enter an order for relief with respect to the Company under the Bankruptcy Code or, without the consent of the Company, a court having jurisdiction shall enter a judgment, order or decree adjudging the Company a bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or applicable state insolvency law and the continuance of any such judgment, order or decree is unstayed and in effect for a period of 60 consecutive days;

     (6) the Company shall institute proceedings for entry of an order for relief with respect to the Company under the Bankruptcy Code or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to, reorganization, arrangement, composition or relief under the

         Bankruptcy Code or any applicable state law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors as recognized under the Bankruptcy Code;

     (7) default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Company or any Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary (other than Non-Recourse Indebtedness), whether such Indebtedness exists on the date of the Senior Debt Indenture or shall thereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such Indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $50,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to the Company by the Trustee by registered mail, or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding, a written notice specifying each such default and requiring the Company to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Senior Debt Indenture; or

     (8) any other Event of Default provided with respect to the Company Senior Debt Securities of such series.

     If an Event of Default with respect to Company Senior Debt Securities of any series then Outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the Company Senior Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25 percent in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the unpaid principal amount (or, if the Company Senior Debt Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all the Company Senior Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately. Upon any such declaration the same shall become and shall be immediately due and payable, anything in the Senior Debt Indenture or in the Company Senior Debt Securities of such series contained to the contrary notwithstanding.

     The right to make such a declaration is subject to the condition that, if at any time after the unpaid principal amount (or such specified amount) of the Company Senior Debt Securities of such series shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, (i) the Company shall pay or shall deposit with the Trustee a sum sufficient to pay (a) all matured installments of interest, if any, upon all of the Company Senior Debt Securities of such series,
(b) the principal of any and all Company Senior Debt Securities of such series which shall have become due otherwise than by acceleration (with interest on overdue installments of interest, if any, to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by the Company Senior Debt Securities of such series to the date of such payment or deposit) and (c) the reasonable compensation, disbursements, expenses and advances of the Trustee, and (ii) any and all defaults under the Senior Debt Indenture, other than the nonpayment of such portion of the principal amount of and accrued interest, if any, on Company Senior Debt Securities of such series which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the Senior Debt Indenture or provision deemed by the Trustee to be adequate shall have been made therefor, then and in every such case the holders of a majority in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences. No such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

     If any Event of Default with respect to the Company specified in clause (5) or (6) above occurs, the unpaid principal amount (or, if the Company Senior Debt Securities of any series then Outstanding are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of each such series) and accrued interest on all Company Senior Debt Securities of each series then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Securityholder. If the Trustee shall have proceeded to enforce any right under the Senior Debt Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Trustee and the Securityholders shall be restored respectively to their several positions and rights under the Senior Debt Indenture, and all rights, remedies and powers of the Company, the Trustee and the Securityholders shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1), (2) or
(3) above, the Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the Trustee by the Company, a paying agent or any Securityholder.

     The Senior Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Debt Indenture at the request or direction of any of the holders of Company Senior Debt Securities issued under the Senior Debt Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity.

     No holder of any Company Senior Debt Securities of any series then Outstanding shall have any right by virtue of or by availing of any provision of the Senior Debt Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Senior Debt Indenture or the Company Senior Debt Securities or for the appointment of a receiver or trustee or similar official, or for any other remedy under the Senior Debt Indenture or under the Company Senior Debt Securities, unless:

     - such holder previously shall have given to the Trustee written notice of default and of the continuance thereof;

     - the holders of not less than 25 percent in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee;

     - such holders shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby; and

     - the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

Notwithstanding any other provisions in the Senior Debt Indenture, the right of any holder of any Company Senior Debt Security to receive payment of the principal of and interest, if any, on such

Company Senior Debt Security, on or after the respective due dates expressed in such Company Senior Debt Security, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such holder.

     The holders of at least a majority in aggregate principal amount of the Company Senior Debt Securities of any series then Outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Company Senior Debt Securities of such series. However, subject to certain exceptions, the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability. The holders of 66 2/3% in aggregate principal amount of the Company Senior Debt Securities of any series then Outstanding may on behalf of the holders of all of the Company Senior Debt Securities of such series waive any past default or Event of Default and its consequences except a default in the payment of interest, if any, on, or the principal of, the Company Senior Debt Securities of such series. Upon any such waiver the Company, the Trustee and the holders of the Company Senior Debt Securities of such series shall be restored to their former positions and rights under the Senior Debt Indenture, respectively. No such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the Senior Company Debt Securities and the Senior Debt Indenture be deemed to have been cured and to be not continuing.

     Within 90 days after the occurrence of a default, with respect to Company Senior Debt Securities of any series then Outstanding, the Trustee shall mail to all holders of Company Senior Debt Securities of such series, as the names and the addresses of such holders appear upon the Company Senior Debt Securities register, notice of all defaults known to the Trustee with respect to such series, unless such defaults shall have been cured before the giving of such notice. Except in the case of default in the payment of the principal of or interest, if any, on any of the Company Senior Debt Securities, or in the payment or satisfaction of any sinking fund or other purchase obligation, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interests of the Securityholders. The term "defaults" for the purpose of these provisions is defined to be the events specified in clauses (1), (2), (3),
(4), (5), (6), (7) and (8) of "-- Provisions Applicable Solely to Company Senior Debt Securities -- Events of Default" above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in said clause (4) or (7) but in the case of any default of the character specified in said clause (4) or (7) no such notice to Securityholders shall be given until at least 60 days after the giving of written notice thereof to the Company pursuant to said clause (4) or (7), as the case may be.

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Senior Debt Indenture.

     Limitation on Liens. Neither the Company nor any Subsidiary may mortgage, pledge, encumber or subject to any lien or security interest to secure any obligation of the Company or any obligation of any Subsidiary (other than obligations owing to the Company or a wholly owned Subsidiary) any assets, whether owned as of the date the Senior Debt Indenture was executed or thereafter acquired, without effectively providing that the Company Senior Debt Securities shall be secured equally and ratably with (or prior to) any other obligation so secured, unless, after giving effect thereto, the aggregate amount of all such secured debt of the Company and its Subsidiaries (excluding secured Indebtedness existing as of the date the Senior Debt Indenture was executed and any extensions, renewals or refundings thereof that do not increase the principal amount of Indebtedness so extended, renewed or refunded and excluding secured Indebtedness incurred pursuant to the items set forth in this paragraph below) would not exceed 10% of Consolidated Assets of the Company and its Subsidiaries. However, this restriction will not prevent the Company or any Subsidiary from:

     - acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or creating mortgages, pledges, encumbrances or liens upon property acquired by it within one year of the date of acquisition thereof to secure debt which does not exceed the aggregate acquisition price (including without duplication any debt assumed in connection with such acquisition or otherwise existing with respect to the acquired property) of all property so encumbered;

     - mortgaging, pledging, encumbering or subjecting to any lien or security interest Current Assets to secure Current Liabilities;

     - extending, renewing or refunding any Indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto, provided that the principal amount of such Indebtedness so extended, renewed or refunded shall not be increased; or

     - securing the payment of workmen's compensation or insurance premiums or making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States Government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.

     "Consolidated Assets" means, as to any Person, total consolidated assets (including assets subject to Capitalized Leases) of such Person and of its Consolidated Subsidiaries, as determined in accordance with generally accepted accounting principles.

     "Current Assets" of any Person includes all assets of such Person which would be classified as current assets in accordance with generally accepted accounting principles.

     "Current Liabilities" of any Person includes all liabilities of such Person which would be classified as current liabilities in accordance with generally accepted accounting principles.

     Limitation on Sale and Leaseback Transactions. Neither the Company nor any Subsidiary will enter into any transaction with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to the Company or a Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by the Company or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either:

     - such transaction is the substantial equivalent of a mortgage, pledge, encumbrance, lien or security interest which the Company or any Subsidiary would have been permitted to create under the covenant described in "-- Provisions Applicable Solely to Company Senior Debt Securities -- Limitation on Liens" without equally and ratably securing the Company Senior Debt Securities; or

     - the Company within 120 days after such transaction applied (and in any such case the Company covenants that it will so apply) an amount equal to the greater of (1) the net proceeds of the sale of the real property leased pursuant to such transaction or (2) the fair value of the real property so leased at the time of entering into such transaction (as determined by the Board of Directors) to the retirement of Funded Debt of the Company.

The amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (1) the principal amount of any Company Senior Debt Securities delivered within 120 days after such sale to the Trustee for retirement and cancellation (for this purpose if the Company Senior Debt Securities of that series are Original Issue Discount Securities, the principal amount of the Outstanding Company Senior Debt Securities of that series shall be computed and adjusted as may be specified in the terms of that series) and (2) the principal amount of Funded Debt, other than Company Senior Debt Securities, voluntarily retired by the Company within 120 days after such sale. No retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

     "Funded Debt" means Indebtedness for money borrowed which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such Indebtedness.

PROVISION APPLICABLE SOLELY TO COMPANY SENIOR SUBORDINATED DEBT SECURITIES

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not incur or suffer to exist Indebtedness that is or purports to be, pursuant to its terms or the terms of any agreement relating thereto, senior in right of payment to the Company Senior Subordinated Debt Securities and subordinate or junior in right of payment to any other Indebtedness of the Company. No Indebtedness of the Company shall be deemed to be subordinate to any other Indebtedness of the Company solely by virtue of any such other Indebtedness being secured or otherwise having the benefit of any lien or security interest.

PROVISIONS APPLICABLE SOLELY TO COMPANY SENIOR SUBORDINATED DEBT SECURITIES AND COMPANY SUBORDINATED DEBT SECURITIES

     Events of Default. Unless otherwise specified in the prospectus supplement, an Event of Default is defined under each of the Senior Subordinated Debt Indenture and Subordinated Debt Indenture (together, the "Subordinated Indentures") with respect to the Company Senior Subordinated Debt Securities and Company Subordinated Debt Securities (together, the "Subordinated Securities") of any series issued under such Subordinated Indentures being as one or more of the following events:

     (1) default in the payment of any installment of interest upon any of the Subordinated Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

     (2) default in the payment of the principal of any of the Subordinated Securities of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise;

     (3) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to any of the Subordinated Securities of such series, as and when such obligation shall become due and payable;

     (4) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Subordinated Securities of such series or in the Subordinated Indenture applicable to such series continuing for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Trustee by registered mail, or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the

         Subordinated Securities of such series issued under the applicable Subordinated Indenture then Outstanding;

     (5) without the consent of the Company a court having jurisdiction shall enter an order for relief with respect to the Company under the Bankruptcy Code or without the consent of the Company a court having jurisdiction shall enter a judgment, order or decree adjudging the Company a bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or applicable state insolvency law and the continuance or any such judgment, order or decree is unstayed and in effect for a period of 60 consecutive days;

     (6) the Company shall institute proceedings for entry of an order for relief with respect to the Company under the Bankruptcy Code or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or relief under the Bankruptcy Code or any applicable state law, or shall consent to filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors as recognized under the Bankruptcy Code;

     (7) default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, whether such Indebtedness exists on the date of the applicable Subordinated Indenture or shall thereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such Indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instrument, if required), if the aggregate amount of all such Indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $50,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to the Company by the Trustee by registered mail, or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Subordinated Securities of such series then Outstanding, a written notice specifying each such default and requiring the Company to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the applicable Subordinated Indenture; or

     (8) any other Event of Default provided with respect to the Subordinated Securities of such series under the applicable Subordinated Indenture.

     If an Event of Default with respect to Subordinated Securities of any series then Outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the Subordinated Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25 percent in aggregate principal amount of the Subordinated Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the unpaid principal amount (or, if the Subordinated Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all the Subordinated Securities of such series and the interest, if any, accrued thereon to be due and payable immediately. Upon any such declaration, the same shall become and shall be immediately due and payable, anything in the applicable

Subordinated Indenture or in the Subordinated Securities of such series contained to the contrary notwithstanding.

     The right to make such a declaration is subject to the condition that, if at any time after the unpaid principal amount (or such specified amount) of the Subordinated Securities of such series shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, (i) the Company shall pay or shall deposit with the Trustee a sum sufficient to pay (a) all matured installments of interest, if any, upon all of the Subordinated Securities of such series, (b) the principal of any and all Subordinated Securities of such series which shall have become due otherwise than by acceleration (with interest on overdue installments of interest, if any, to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by the Subordinated Securities of such series to the date of such payment or deposit) and (c) the reasonable compensation, disbursements, expenses and advances of the Trustee, its agents, attorneys and counsel, and (ii) any and all defaults under the applicable Subordinated Indenture, other than the nonpayment of such portion of the principal amount of and accrued interest, if any, on Subordinated Securities of such series which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the applicable Subordinated Indenture or provision deemed by the Trustee to be adequate shall have been made therefor -- then and in every such case the holders of a majority in aggregate principal amount of the Subordinated Securities of such series then Outstanding, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences. No such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

     If any Event of Default with respect to the Company specified in clause (5) or (6) above occurs, the unpaid principal amount (or, if the Subordinated Securities of any series then Outstanding are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of each such series) and accrued interest on all Subordinated Securities of each series then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Securityholder. If the Trustee shall have proceeded to enforce any right under the applicable Subordinated Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Trustee and the Securityholders shall be restored respectively to their several positions and rights under the applicable Subordinated Indenture, and all rights, remedies and powers of the Company, the Trustee and the Securityholders shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1),
(2) or (3) above, the Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the Trustee by the Company, a Paying Agent or any Securityholder.

     Each of the Subordinated Indentures provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under such Subordinated Indenture at the request or direction of any of the holders of Subordinated Securities issued under such Subordinated Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity.

     No holder of any Subordinated Securities of any series then Outstanding shall have any right by virtue of or by availing of any provision of the applicable Subordinated Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to such Subordinated Indenture or the Subordinated Securities issued under such Subordinated Indenture or for the appointment of a receiver or trustee or similar official, or for any other remedy under such Subordinated Indenture or thereunder, unless:

     - such holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as provided in such Subordinated Indenture;

     - the holders of not less than 25 percent in aggregate principal amount of the Subordinated Securities of such series then Outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee under such Subordinated Indenture;

     - such holders shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby; and

     - the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

Notwithstanding any other provisions in the applicable Subordinated Indenture, but subject to the subordination provisions of the applicable Subordinated Indenture, the right of any holder of any Subordinated Security to receive payment of the principal of and interest, if any, on such Subordinated Security, on or after the respective due dates expressed in such Subordinated Security, or, if applicable, to convert such Subordinated Security as provided in the applicable Subordinated Indenture, or to institute suit for the enforcement of any such payment on or after such respective dates or for the enforcement of any such right to convert shall not be impaired or affected without the consent of such holder.

     The holders of a majority in aggregate principal amount of the Subordinated Securities of any series then Outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to Subordinated Securities of such series. However, subject to certain exceptions, the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series then Outstanding may on behalf of the holders of all of the Subordinated Securities of such series waive any past default or Event of Default under the applicable Subordinated Indenture and its consequences except a default in the payment of interest, if any, on, or the principal of, the Subordinated Securities of such series. Upon any such waiver the Company, the Trustee and the holders of the Subordinated Securities of such series shall be restored to their former positions and rights under the applicable Subordinated Indenture, respectively. No such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the applicable Subordinated Securities and the applicable Subordinated Indenture be deemed to have been cured and to be not continuing.

     Within 90 days after the occurrence of a default, with respect to Subordinated Securities of any series then Outstanding, the Trustee shall mail to all holders of Subordinated Securities of such series, as the names and the addresses of such holders appear upon the applicable Subordinated Security register, notice of all defaults known to the Trustee with respect to such series, unless such defaults shall have been cured before the giving of such notice. Except in the case of default in the payment of the principal of or interest, if any, on any of the Subordinated Securities, or in the payment or satisfaction of any sinking fund or other purchase obligation, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interests of the Securityholders. The term "defaults" for the purpose of these provisions is defined to be the events specified in clauses (1), (2), (3), (4), (5), (6), (7) and (8) of "-- Provisions Applicable Solely to Company Senior Subordinated Debt Securities and Company Subordinated Debt Securities -- Events of Default" above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in clause (4) or (7) but in the case of any default of the character specified in said clause (4) or (7) no such notice to Securityholders shall be given until at least 60 days after the giving of written notice thereof to the Company pursuant to said clause (4) or (7), as the case may be).

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the applicable Subordinated Indenture.

     Subordination. The Subordinated Securities will be subordinate and junior in right to payment, to the extent set forth in the applicable Subordinated Indenture, to all Senior Indebtedness of the Company. If the Company defaults in the payment of any principal of or premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made (1) for principal of or premium, if any, or interest, if any, on the applicable Subordinated Securities, or (2) in respect of any redemption, retirement, purchase or other acquisition of the applicable Subordinated Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Securities or otherwise made in capital stock of the Company.

     "Senior Indebtedness" is defined in the Senior Subordinated Debt Indenture as Indebtedness of the Company outstanding at any time, except:

     - any Indebtedness of the Company that pursuant to its terms or the terms of any agreement relating thereto or by operation of law is subordinate or junior in right of payment to any other Indebtedness of the Company (provided that no Indebtedness of the Company shall be deemed to be subordinate to any other Indebtedness of the Company solely by virtue of any such other Indebtedness being secured or otherwise having the benefit of any lien or security interest);

     - any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Company Senior Subordinated Debt Securities;

     - the Company Senior Subordinated Debt Securities;

     - the Company's subordinated indebtedness;

     - any Indebtedness of the Company to a wholly owned Subsidiary of the Company;

     - interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws; and

     - trade accounts payable.

     "Senior Indebtedness" is defined in the Subordinated Debt Indenture as Indebtedness of the Company outstanding at any time, except:

     - any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Company Subordinated Debt Securities;

     - the Company Subordinated Debt Securities;

     - the Company's existing subordinated indebtedness;

     - any Indebtedness of the Company to a wholly owned Subsidiary of the Company;

     - interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws; and

     - trade accounts payable.

     "Indebtedness" is defined in each Subordinated Indenture as, with respect to any Person, (1)(a) the principal of and premium and interest, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the applicable Subordinated Indenture or is thereafter created, assumed or incurred, (b) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets and (c) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (2) any other indebtedness of such Person, including any indebtedness representing the deferred and unpaid balance of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the applicable Subordinated Indenture or is thereafter created, assumed or incurred by such Person and (3) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause
(1) or (2) above.

     If (1) without the consent of the Company a court having jurisdiction shall enter (a) an order for relief with respect to the Company under the United States federal bankruptcy laws, (b) a judgment, order or decree adjudging the Company as bankrupt or insolvent or (c) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal bankruptcy laws or state insolvency laws or (2) the Company shall (a) institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, (b) consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under the United States federal bankruptcy laws or any applicable state law, (d) shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property or (e) make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of or premium, if any, or interest, if any, on the applicable Subordinated Securities.

     In such event, any payment or distribution on account of the principal of or premium, if any, or interest, if any, on the applicable Subordinated Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the applicable Subordinated Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the applicable Subordinated Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Securities issued under the applicable Subordinated Indenture, will be entitled to be repaid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of or any interest on the Subordinated Securities issued under the applicable Subordinated Indenture and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Securities issued under the applicable Subordinated Indenture and such other obligations.

     If, notwithstanding the foregoing, any payment or distribution on the Subordinated Securities issued under the applicable Subordinated Indenture of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities issued under the applicable Subordinated Indenture, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Securities issued under the applicable Subordinated Indenture in contravention of any of the terms of the applicable Subordinated Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any holder to endorse or assign any such payment, distribution or security, each holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same.

     Each of the Subordinated Indentures will provide that Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Subordinated Securities of each series shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to such Senior Indebtedness until the indebtedness evidenced by the Subordinated Securities of such series shall have been paid in full. Payments or distributions received by such holders, by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Indebtedness with respect to such series, shall, as between the Company and its creditors other than the holders of such Senior Indebtedness, on the one hand, and such holders, on the other hand, be deemed to be a payment by the Company on account of such Senior Indebtedness, and not on account of the Subordinated Securities of such series.

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Securities.

     Conversion. Each of the Subordinated Indentures may provide that a series of Subordinated Securities may be convertible into Common Stock (or cash in lieu thereof). The following provisions will apply to Company Debt Securities that are convertible Subordinated Securities unless otherwise provided in the prospectus supplement for such Company Debt Securities.

     The holder of any convertible Subordinated Securities will have the right exercisable at any time prior to maturity, subject to prior redemption or purchase by the Company, to convert such Subordinated Securities into shares of Common Stock at the conversion price or conversion rate set forth in the prospectus supplement, subject to adjustment. The holder of convertible Subordinated Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof.

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the applicable Subordinated Indenture. Such events include:

     - issuances of shares of Common Stock as a dividend or distribution on the Common Stock;

     - subdivisions, combinations and reclassifications of the Common Stock;

     - redemptions of the preferred share purchase rights associated with the Common Stock;

     - the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the applicable Subordinated Indenture); and

     - the distribution to substantially all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Common Stock, or other assets (excluding cash dividends paid from surplus) or subscription rights or warrants (other than those referred to above).

No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate.

     The Company has been advised by its counsel that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Securities issued under the applicable Subordinated Indenture or holders of Common Stock that would be taxable pursuant to Treasury Regulations issued under
Section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution will be the fair market value of the Common Stock that is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

     Fractional shares of Common Stock will not be issued upon conversion. In lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. Upon conversion, no adjustments will be made for accrued interest or dividends. Accordingly, convertible Subordinated Securities surrendered for conversion between an interest payment date and on or prior to the record date pertaining to the subsequent interest payment date will not be considered Outstanding and no interest will be paid on the related interest payment date. Convertible Subordinated Securities surrendered for conversion during the period between the close of business on any record date for an interest payment date for such convertible Subordinated Security and the opening of business on the related interest payment date (or on the related interest payment date) shall be considered Outstanding for purposes of payment of interest on such related interest payment date and therefore must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

     In the case of any consolidation or merger of the Company (with certain exceptions) or any sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company, the holder of convertible Subordinated Securities, after the consolidation, merger, sale, lease, exchange or other disposition, will have the right to convert such convertible Subordinated Securities into the kind and amount of securities, cash and other property that the holder would have been entitled to receive upon or in connection with such consolidation, merger, sale, lease, exchange or other disposition, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Securities issued under the applicable Subordinated Indenture immediately prior to such consolidation, merger, sale, lease, exchange or other disposition.

PROVISIONS APPLICABLE SOLELY TO COMPANY SUBORDINATED DEBT SECURITIES

     Purchase of Company Subordinated Debt Securities at Option of the Holder upon Change in Control. Unless otherwise specified in the prospectus supplement, if on or prior to maturity there shall have occurred a Change in Control (as defined below), the Company Subordinated Debt Securities shall be purchased, at the option of the holder thereof, by the Company at the purchase price specified in the Company Subordinated Debt Securities (the "Change in Control Purchase Price"), on the date that is 35 business days after the occurrence of the Change in Control (the "Change in Control Purchase Date"), subject to the subordination provisions of the Subordinated Debt Indenture and satisfaction by or on behalf of the holder of the following requirements:

     - the delivery of a written notice of purchase (a "Change in Control Purchase Notice") to the Trustee at any time prior to the close of business on the Change in Control Purchase Date stating:

      -- the certificate number or numbers of the Company Subordinated Debt
         Security or Securities which the holder will deliver to be purchased;

      -- the portion of the principal amount of the Company Subordinated Debt
         Security or Securities which the holder will deliver to be purchased, which portion must be $1,000 or an integral multiple thereof; and

      -- that such Company Subordinated Debt Security or Securities shall be purchased on the Change in Control Purchase Date pursuant to the terms and conditions specified in such Company Subordinated Debt Securities; and

     - the delivery of the Company Subordinated Debt Securities, by hand or by registered mail prior to, on or after the Change in Control Purchase Date (together with all necessary endorsements) to the Trustee.

The Change in Control Purchase Price shall be so paid pursuant to the Subordinated Debt Indenture only if the Company Subordinated Debt Securities so delivered to the Trustee conform in all respects to the description thereof set forth in the related Change in Control Purchase Notice.

     As provided in the Subordinated Debt Indenture, any holder delivering to the Trustee the Change in Control Purchase Notice may withdraw such Change in Control Purchase Notice by delivery at any time prior to or before the close of business on the Change in Control Purchase Date of a written notice of withdrawal to the Trustee specifying:

     - the certificate number or numbers of the Company Subordinated Debt Security or Securities in respect of which such notice of withdrawal is being submitted;

     - the principal amount of the Company Subordinated Debt Security or Securities with respect to which such notice of withdrawal is being submitted; and

     - the principal amount, if any, of the Company Subordinated Debt Security or Securities which remain subject to the original Change in Control Purchase Notice, and which have been or will be delivered for purchase by the Company.

     Upon receipt by the Company of the Change in Control Purchase Notice, the holder of the Company Subordinated Debt Securities in respect of which such Change in Control Purchase Notice was given shall (unless such Change in Control Purchase Notice is withdrawn) thereafter be entitled to receive solely the Change in Control Purchase Price with respect to such Company Subordinated Debt Securities. Such Change in Control Purchase Price shall be paid to such holder promptly following the later of (1) the Change in Control Purchase Date with respect to such Company Subordinated Debt Securities and (2) the time of delivery of such Company Subordinated Debt Securities to the Trustee by the holder thereof in the manner required by the Subordinated Debt Indenture.

     Company Subordinated Debt Securities in respect of which a Change in Control Purchase Notice has been given by the holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Change in Control Purchase Notice, unless such Change in Control Purchase Notice has first been validly withdrawn as specified in the Subordinated Debt Indenture. Notwithstanding the foregoing, there shall be no purchase of any Company Subordinated Debt Securities if there has occurred and is continuing an Event of Default (other than a default in the payment of the Change in Control Purchase Price) as defined in the Subordinated Debt Indenture.

     A "Change in Control" shall be deemed to have occurred at such time as any of the following events shall occur:

     - Any person (as defined below), together with its Affiliates and Associates (as defined below), shall file a report under or in response to Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934, as amended (and including any rule or regulation promulgated pursuant thereto and including any successor statute or any rule or regulation promulgated pursuant thereto, the "Exchange Act") disclosing that such person has become the beneficial owner (as the term "beneficial owner" is defined pursuant to the Exchange Act) of either (A) 50% or more of the shares of Common Stock then outstanding or (B) 50% or more of the voting power of the Voting Stock (as defined below) of the Company then outstanding. For purposes of this paragraph, a person shall not be deemed the beneficial owner of (1) any securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such person, or its Affiliates or Associates, until such tendered securities are accepted for purchase or exchange thereunder, or (2) any securities in respect of which beneficial ownership by such person arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation that is made pursuant to, and in accordance with, the Exchange Act and not then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act.

     - There shall be consummated any sale, transfer, lease or conveyance of all or substantially all of the properties and assets of the Company to any other corporation or corporations or other person or persons (other than a Subsidiary of the Company).

     - There shall be consummated any consolidation of the Company with or merger of the Company with or into any other corporation or corporations or entity or entities (whether or not affiliated with the Company) in which the Company is not the sole surviving or continuing corporation or pursuant to which the shares of Common Stock outstanding immediately prior to the consummation of such consolidation or merger are converted into cash, securities or other property, other than a consolidation or merger in which the holders of shares of Common Stock receive, directly or indirectly, (A) 75% or more of the Common Stock of the sole surviving or continuing corporation outstanding immediately following the consummation of such consolidation or merger and (B) securities representing 75% or more of the combined voting power of the Voting Stock of the sole surviving or continuing corporation outstanding immediately following the consummation thereof of such consolidation or merger.

     "Associate" shall have the meaning ascribed to such term pursuant to the Exchange Act as in effect on the date of the Subordinated Debt Indenture.

     For purposes of the Change in Control provisions of the Subordinated Debt Indenture, "person" shall mean a "person" as defined in or for purposes of the Exchange Act, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of the Exchange Act.

     "Voting Stock" shall mean, with respect to any person, the capital stock of such person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such persons (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     Within 15 business days after the occurrence of a Change in Control, the Company shall mail a written notice of Change in Control by first-class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law) and shall cause a copy of such notice to be published at least once in the national edition of The Wall Street Journal. The notice shall include or transmit a form of Change in Control Purchase Notice to be completed by the holder and shall state:

     - the events causing a Change in Control and the date of such Change in Control;

     - the date by which the Change in Control Purchase Notice pursuant to the Subordinated Debt Indenture must be given;

     - the Change in Control Purchase Date;

     - the Change in Control Purchase Price;

     - the name and address of the Trustee;

     - that the Company Subordinated Debt Securities must be surrendered to the Trustee to collect payment;

     - that the Change in Control Purchase Price for any Company Subordinated Debt Security as to which a Change in Control Purchase Notice has been given and not withdrawn will be paid promptly following the later of the Change in Control Purchase Date or the time of surrender of such Company Subordinated Debt Securities;

     - the procedures the holder must follow to exercise rights under the Subordinated Debt Indenture and a brief description of those rights; and

     - the procedures for withdrawing a Change in Control Purchase Notice.

     Prior to 12:00 Noon (local time in the City of New York) on the business day following the Change in Control Purchase Date, the Company shall deposit with the Trustee an amount of cash in immediately available funds or securities, if expressly permitted under the Subordinated Debt Indenture, sufficient to pay the aggregate Change in Control Purchase Price of all Company Subordinated Debt Securities or portions thereof which are to be purchased. If a deposit is made with the Trustee of the aforesaid amount of cash or securities, the Company Subordinated Debt Securities or portions thereof with respect to which a Change in Control Purchase Notice has been delivered and not validly withdrawn shall become due and payable as of the business day following the applicable Change in Control Purchase Date. On and after such date, interest on such Company Subordinated Debt Securities shall cease and all other rights of the holders thereof shall terminate, other than the right to receive the Change in Control Purchase Price upon delivery of such Company Subordinated Debt Securities to the Trustee. To the extent that the aggregate amount of cash deposited by the Company exceeds the aggregate Change in Control Purchase Price of the Company Subordinated Debt Securities or portions thereof to be purchased, then promptly after the Change in Control Purchase Date, the Trustee shall return any such excess to the Company, together with interest or dividends, if any, thereon.

CONCERNING THE TRUSTEES

     Each of the Trustees is a depositary for funds of, makes loans to and performs other services for the Company and certain of its affiliates in the normal course of business.

     Chase Bank of Texas will serve as Trustee under the Senior Subordinated Debt Indenture and as Trustee under the Subordinated Debt Indenture. No securities were outstanding as of June 30, 1998 under the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture. Chase Bank of Texas currently serves as Trustee under (1) the Debenture Indenture (the "Debenture Indenture") dated as of June 15, 1992, between the Company and Chase Bank of Texas, as trustee, and (2) the Guarantees of Notes of Subsidiaries Indenture (the "Guarantees Indenture") dated as of May 1, 1970, between the Company and Chase Bank of Texas, as trustee. Debt of the Company issued pursuant to the Debenture Indenture and the Guarantees Indenture constitutes Senior Indebtedness. As of June 30, 1998, the Company had outstanding approximately $47.7 million principal amount of Senior Indebtedness issued pursuant to the Debenture Indenture and approximately $43.7 million principal amount of guarantees issued pursuant to the Guarantees Indenture.

     The Bank of New York will serve as Trustee under the Senior Debt Indenture. As of June 30, 1998, there were no Securities outstanding under such Senior Debt Indenture. The Bank of New York currently serves as Trustee under the Senior Indenture dated as of February 1, 1993 (the "1993 Senior Debt Indenture") pursuant to which unsecured debt securities of SCI are outstanding representing approximately $2,378.3 million of Senior Indebtedness as of June 30, 1998.

     Pursuant to the Trust Indenture Act, a trustee under an indenture may be deemed to have a conflicting interest, and may, under certain circumstances set forth in the Trust Indenture Act, be required to resign as trustee under such indenture, if the securities issued under such indenture are in default (as such term is defined in such indenture) and the trustee is the trustee under another indenture under which any other securities of the same obligor are outstanding, subject to certain exceptions set forth in the Trust Indenture Act. In such event, the obligor must take prompt steps to have a successor trustee appointed in the manner provided in the indenture from which the trustee has resigned.

     Pursuant to the Trust Indenture Act, Chase Bank of Texas, as trustee under the Senior Subordinated Debt Indenture, the Subordinated Debt Indenture, the Debenture Indenture and the

Guarantees Indenture, and The Bank of New York, as trustee under the Senior Debt Indenture and the 1993 Senior Debt Indenture, could be required to resign as trustee under one or more of such indentures should a default occur under one or more of such indentures. In such event, the Company would be required to take prompt steps to have a successor trustee or successor trustees appointed in the manner provided in the applicable indenture or indentures.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of June 30, 1998, the Company had authorized capital stock consisting of 1,000,000 shares of Preferred Stock, $1.00 par value per share (the "Preferred Stock"), and 500,000,000 shares of Common Stock. As of June 30, 1998, the Company had outstanding 257,186,137 shares of Common Stock, and 24,573,855 shares were reserved for future issuance. No shares of Preferred Stock were outstanding on such date.

     The following description of the Common Stock does not purport to be complete and is qualified in its entirety by reference to applicable provisions of Texas law, the Company's Restated Articles of Incorporation (the "Articles of Incorporation"), the Company's Bylaws (the "Bylaws") and the Rights Agreement dated as of May 14, 1998 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as rights agent (the "Rights Agent").

COMMON STOCK

     Subject to the prior rights of holders of shares of Preferred Stock, the holders of shares of Common Stock:

     - are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor;

     - are entitled to one vote per share;

     - have no preemptive or conversion rights;

     - are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and

     - are entitled upon liquidation to receive the assets of the Company remaining after the payment of corporate debts and the satisfaction of the liquidation preference of Preferred Stock.

Voting is non-cumulative. The outstanding shares of Common Stock are fully paid and non-assessable.

     Under the terms of the credit agreements between the Company and its bank lenders, there are no restrictions upon the payment of cash dividends on, or the repurchase of, Common Stock; except that under the terms of credit agreements with certain banks SCI is required to maintain a net worth (as defined) in excess of $1.1 billion. This net worth requirement from time to time could restrict the payment of dividends on the Common Stock. At June 30, 1998, the Company's net worth (as defined) was $2.937 billion.

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

CERTAIN PROVISIONS AFFECTING CONTROL OF THE COMPANY

     The Articles of Incorporation contain various provisions that may be deemed to have an anti-takeover effect. These provisions include the following:

     - the requirement of a four-fifths vote of outstanding shares of capital stock:

      -- to approve the merger or consolidation of the Company, or the exchange by the Company of its securities, with a holder of 10% or more of the Company's capital stock;

      -- to remove directors with or without cause; and

      -- to amend or repeal any of these provisions;

     - the creation of a classified Board of Directors consisting of three classes;

     - the establishment of a minimum of nine and a maximum of 15 directors;

     - the ability of the directors, by four-fifths vote, to remove a director, subject to approval by a majority vote of the shareholders; and

     - the right of directors to fill vacancies on the board without the approval of shareholders.

SHAREHOLDER RIGHTS PLAN

     On July 28, 1998 (the "Record Date"), the Company paid a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock of the Company to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $1.00 per share (the "Series D Preferred Shares"), of the Company at a price of $220 per one one-thousandth of a Series D Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Stock or (2) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of a Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 28, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of Series D Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series D Preferred Shares, (2) upon the grant to holders of the Series D Preferred Shares of certain rights or warrants to subscribe for or purchase Series D Preferred Shares at a price, or securities convertible into Series D Preferred Shares with a conversion price, less than the then-current market price of the Series D Preferred Shares or (3) upon the distribution to holders of the Series D Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series D Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-thousandths of a Series D Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Series D Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series D Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series D Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Series D Preferred Share will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Each Series D Preferred Share will have one vote, voting together with the Common Stock.

     Because of the nature of the Series D Preferred Shares' dividend and liquidation rights, the value of the one one-thousandth interest in a Series D Preferred Share purchasable upon exercise of each Right should approximate, to some degree, the value of one share of Common Stock.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or of a number of shares of preferred stock, or fraction thereof, having equivalent value to one share of Common Stock) per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series D Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series D Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series D Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (1) any percentage greater than the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to the time a person has become an Acquiring Person, redeem all but not less than all the then outstanding Rights at the Redemption Price.

PREFERRED STOCK

     Under the Articles of Incorporation, SCI has the authority to issue 1,000,000 shares of Preferred Stock. The Board of Directors of SCI is empowered, without approval of the shareholders, to cause shares of Preferred Stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by the Board of Directors are the rate of dividends, redemption and conversion prices and terms and amounts payable in the event of liquidation. Dividends on the Preferred Stock, both for the current period and all past periods, must be paid or set apart for payment before any dividends (other than in stock junior to the Preferred Stock) can be paid on the Common Stock and before any other distribution on or redemption of any Common Stock by the Company. The holders of Preferred Stock will be entitled to one vote per share in the election of directors and on all matters submitted to shareholders. The Company may not, without the approval of the holders of at least two-thirds of the outstanding shares of Preferred Stock (and subject to the provisions of the Articles of Incorporation referred to under "-- Certain Provisions Affecting Control of the Company" above), among other things, amend or repeal any provision of, or add any provision to, the Articles of Incorporation or Bylaws of the Company if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock. Except for matters on which the Preferred Stock is entitled to vote as a class, shares of outstanding Preferred Stock vote together with the Common Stock. Voting is noncumulative. If dividends payable on any series shall be in arrears in an amount equivalent to six dividend payments, the holders of Preferred Stock voting as a class have the right to elect two directors to the Board of Directors to serve until all past due dividends have been paid. Issuance of Preferred Stock could involve dilution of the equity of the holders of Common Stock and restriction on the rights of such shareholders to receive dividends. The Board of Directors has designated and reserved for issuance 500,000 shares of the Company's Preferred Stock as Series D Junior Participating Preferred Stock, which may be issued upon the exercise of the Rights that are associated with the Common Stock. See "-- Shareholder Rights Plan" above.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue warrants to purchase Common Stock ("Common Stock Warrants"), which may be titled either "options" or "warrants," for the purchase of Common Stock. The Common Stock Warrants may be issued independently or together with any Securities offered by any prospectus supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the prospectus supplement relating to the particular issue of offered Common Stock Warrants. The Warrant Agent will act solely as an agent of the Company in connection with certificates representing Common Stock Warrants (the "Common Stock Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Common Stock Warrant Certificates or beneficial owners of Common Stock Warrants. The form of Warrant Agreement, including the form of Common Stock Warrant Certificate representing the Common Stock Warrants, is filed as an exhibit to the registration statement to which this prospectus pertains. The following summaries of certain provisions of the form of Warrant Agreement and Common Stock Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Common Stock Warrant Certificate.

GENERAL

     Reference is made to the accompanying prospectus supplement relating to the Common Stock Warrants, if Common Stock Warrants are offered, for the following terms of the Common Stock Warrants:

     - the offering price;

     - the number of shares of Common Stock purchasable upon exercise of each such Common Stock Warrant and the price at which such number of shares of Common Stock may be purchased upon such exercise;

     - the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); and

     - any other terms of such Common Stock Warrants (and the accompanying prospectus supplement may state that any of the terms set forth herein are inapplicable to such series).

     Common Stock Warrants for the purchase of Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

     Common Stock Warrant Certificates may be exchanged for new Common Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration or transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any Common Stock Warrants, holders of such Common Stock Warrants will not have any rights of holders of the Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF COMMON STOCK WARRANTS

     Each Common Stock Warrant will entitle the holder thereof to purchase such shares of Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered Common Stock Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Common Stock Warrants will become void.

     Common Stock Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable prospectus supplement of the amount required to purchase the Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Common Stock Warrant Certificate. Common Stock Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt of the Common Stock Warrant Certificate evidencing such Common Stock Warrants. Upon receipt of such payment and the Common Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement, the Company will, as soon as practicable, issue and deliver the Common Stock purchasable upon such exercise. If fewer than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     The Warrant Agreement for a series of Common Stock Warrants may be amended or supplemented without the consent of the holders of the Common Stock Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Common Stock Warrants and that do not adversely affect the interests of the holders of the Common Stock Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including:

     (1) the issuance of Common Stock as a dividend or distribution on the Common Stock;

     (2) subdivisions and combinations of the Common Stock;

     (3) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); and

     (4) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants to subscribe for or purchase such evidences of indebtedness or assets (excluding those referred to above).

     If the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause (4) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights. In lieu of making any adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, the Company may make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment required pursuant to clause (4) above.

     No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

     In the case of (1) a reclassification or change of the Common Stock, (2) a consolidation or merger involving the Company or (3) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of the Company's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                      DESCRIPTION OF PREFERRED SECURITIES

     Each SCI Capital Trust may issue, from time to time, only one series of Preferred Securities having terms described in the prospectus supplement relating thereto. The Declaration of each SCI Capital Trust authorizes the Regular Trustees of such SCI Capital Trust to issue on behalf of such SCI Capital Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will mirror the terms of the Company Debt Securities held by the SCI Capital Trust and described in the prospectus supplement relating thereto.

     Reference is made to the prospectus supplement relating to the Preferred Securities of the SCI Capital Trust for specific terms, including, without limitation:

     - the distinctive designation of such Preferred Securities;

     - the number of Preferred Securities issued by such SCI Capital Trust;

     - the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such SCI Capital Trust and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall be payable on a periodic basis to holders of such Preferred Securities as of a record date in each period during which such Preferred Securities are outstanding);

     - whether distributions on Preferred Securities issued by such SCI Capital Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such SCI Capital Trust shall be cumulative;

     - the amount or amounts which shall be paid out of the assets of such SCI Capital Trust to the holders of the Preferred Securities of such SCI Capital Trust upon voluntary or involuntary dissolution, winding-up or termination of such SCI Capital Trust;

     - the obligation, if any, of such SCI Capital Trust to purchase or redeem Preferred Securities issued by such SCI Capital Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such SCI Capital Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - the voting rights, if any, of Preferred Securities issued by such SCI Capital Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more SCI Capital Trust, or of both, as a condition to specified action or amendments to the Declaration of such SCI Capital Trust;

     - the terms and conditions, if any, upon which the Company Debt Securities may be distributed to holders of Preferred Securities;

     - if applicable, any Securities exchange upon which the Preferred Securities shall be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such SCI Capital Trust not inconsistent with the Declaration of such SCI Capital Trust or with applicable law.

     All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Preferred Securities Guarantees." Certain United States federal

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

income tax considerations applicable to any offering of Preferred Securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of Preferred Securities, each SCI Capital Trust will issue one series of Common Securities. The Declaration of each SCI Capital Trust authorizes the Regular Trustees of such trust to issue on behalf of such SCI Capital Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by an SCI Capital Trust will be substantially identical to the terms of the Preferred Securities issued by such SCI Capital Trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon a Declaration Event of Default, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the SCI Capital Trustees of an SCI Capital Trust. All of the Common Securities of each SCI Capital Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Declaration Event of Default occurs and is continuing, then the holders of Preferred Securities of such SCI Capital Trust would rely on the enforcement by the Institutional Trustee of its rights as holder of the applicable series of Company Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities of such SCI Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the applicable Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Company Debt Securities.

     If the Institutional Trustee fails to enforce its rights under the applicable series of Company Debt Securities, a holder of Preferred Securities of such SCI Capital Trust may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the applicable series of Company Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Company Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such SCI Capital Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Company Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Company Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

PROPOSED TAX LEGISLATION

     As a part of President Clinton's Fiscal 1999 Budget Proposal, the Treasury Department has proposed legislation (the "Proposed Legislation") that, among other things, will treat as equity for United States federal income tax purposes certain debt instruments that are not shown as indebtedness on the consolidated balance sheet of the SCI Capital Trusts. A similar proposal was included in President Clinton's 1998 Budget Proposal but was not included in either the Taxpayer Relief Act of 1997 or the I.R.S. Restructuring and Reform Bill of 1998. No assurance can be given that the Proposed Legislation will not ultimately be enacted in the future, that such future legislation would not have a retroactive effective date and that such future legislation would not prevent SCI from deducting interest on the Company Debt Securities.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the guarantees by the Company with respect to the Preferred Securities of each of the SCI Capital Trusts (each, a "Preferred Securities Guarantee"), which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Chase Bank of Texas will act as indenture trustee under each Preferred Securities Guarantee for purposes of the Trust Indenture Act (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. This summary of the material terms of the Preferred Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable SCI Capital Trust.

GENERAL

     Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by an SCI Capital Trust, the Guarantee Payments (as defined below) (except to the extent paid by such SCI Capital Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such SCI Capital Trust may have or assert. The following payments with respect to Preferred Securities issued by an SCI Capital Trust to the extent not paid by such SCI Capital Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication):

     - any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such SCI Capital Trust shall have funds available therefor;

     - the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such SCI Capital Trust has funds available therefor with respect to any Preferred Securities called for redemption by such SCI Capital Trust; and

     - upon a voluntary or involuntary dissolution, winding-up or termination of such SCI Capital Trust (other than in connection with the distribution of Company Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of:

      -- the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such SCI Capital Trust has funds available therefor; and

      -- the amount of assets of such SCI Capital Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such SCI Capital Trust.

     The Redemption Price and liquidation amount will be fixed at the time the Preferred Securities are issued. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable SCI Capital Trust to pay such amounts to such holders.

     Each Preferred Securities Guarantee will not apply to any payment of distributions except to the extent such SCI Capital Trust shall have funds available therefor. If the Company does not make interest payments on the Company Debt Securities purchased by an SCI Capital Trust, such SCI Capital Trust will not pay distributions on the Preferred Securities issued by such SCI Capital Trust and will not have funds available therefore. The Preferred Securities Guarantee, when taken together with the Company's obligations under the Company Debt Securities, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of such SCI Capital Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the SCI Capital Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantees, except that upon an event of default under the applicable Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     Unless otherwise specified in the prospectus supplement, in each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable SCI Capital Trust remain outstanding, if there shall have occurred any event that would constitute a Declaration Event of Default or an event of default under such Preferred Securities Guarantee, then:

     - the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, other than:

      -- purchases or acquisitions of shares of SCI capital stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock;

      -- as a result of a reclassification of SCI capital stock or the exchange or conversion of one class or series of SCI capital stock for another class or series of SCI capital stock; or

      -- the purchase of fractional interests in shares of SCI capital stock pursuant to the conversion or exchange provisions of such SCI capital stock or the security being converted or exchanged; and

     - the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Company Debt Securities.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable SCI Capital Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a Preferred

Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable SCI Capital Trust then outstanding.

TERMINATION

     Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable SCI Capital Trust (1) upon full payment of the Redemption Price of all Preferred Securities of such SCI Capital Trust, (2) upon distribution of the Company Debt Securities held by such SCI Capital Trust to the holders of the Preferred Securities of such SCI Capital Trust or (3) full payment of the amounts payable in accordance with the Declaration of such SCI Capital Trust upon liquidation of such SCI Capital Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable SCI Capital Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENT OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant SCI Capital Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such SCI Capital Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     The Preferred Securities Guarantees will constitute unsecured obligations of the Company and will rank:

     - subordinate and junior in right of payment to all other liabilities of the Company;

     - pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now, or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company; and

     - senior to the Common Stock.

     The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable SCI Capital Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

     The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee. After default, the Preferred Guarantee Trustee shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Company and certain of its affiliates maintain a banking relationship with the Preferred Guarantee Trustee.

GOVERNING LAW

     The Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of Texas.

                    EFFECT OF OBLIGATIONS UNDER COMPANY DEBT
                 SECURITIES AND PREFERRED SECURITIES GUARANTEES

     As set forth in the Declaration, the sole purpose of each of the SCI Capital Trusts is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the SCI Capital Trusts and to invest the proceeds from such issuance and sale in the Company Debt Securities.

     As long as payments of interest and other payments are made when due on the Company Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Company Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Company Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities;

     - the Company shall pay all, and the applicable SCI Capital Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the applicable SCI Capital Trust (other than with respect to the Trust Securities); and

     - the Declaration further provides that the SCI Trustees shall not take or cause or permit the applicable SCI Capital Trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable SCI Capital Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of Preferred Securities Guarantees." If the Company does not make interest payments on the Company Debt Securities purchased by the applicable SCI Capital Trust, it is expected that the applicable SCI Capital Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee does not apply to any payment of distributions unless and until the applicable SCI Capital Trust has sufficient funds for the payment of such distributions. The Preferred Securities Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Company Debt Securities held by the applicable SCI Capital Trust as its sole asset. The Preferred Securities Guarantee, when taken together with the Company's obligations under the Company Debt Securities and the Indentures and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the applicable SCI Capital Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts on the Preferred Securities.

     If the Company fails to make interest or other payments on the Company Debt Securities when due (taking account of any extension period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in any accompanying prospectus supplement, may direct the Institutional Trustee to enforce its rights under the Company Debt Securities. If the Institutional Trustee fails to enforce its rights under the Company Debt Securities, a holder of Preferred Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Company Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Company Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Company Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The Company, under the Preferred Securities Guarantee, acknowledges that the Preferred Guarantee Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the applicable SCI Capital Trust, the Preferred Guarantee Trustee, or any other person or entity.

     The Company and each of the SCI Capital Trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Preferred Securities Guarantees -- General."

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The Company may issue stock purchase contracts ("Stock Purchase Contracts"), representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of stock purchase units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (1) Company Senior Debt Securities, Company Senior Subordinated Debt Securities or Company Subordinated Debt Securities, (2) debt obligations of third parties, including U.S. Treasury Securities, or (3) Preferred Securities of an SCI Capital Trust, securing the holder's obligations to purchase the Common Stock under the Stock

Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid Stock Purchase Contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (1) the Stock Purchase Contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and (3) if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

                              PLAN OF DISTRIBUTION

     The Company and/or any SCI Capital Trust may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The place and time of delivery for the Securities will be set forth in the prospectus supplement.

     In connection with the sale of Securities, underwriters may receive compensation from the Company, from any SCI Capital Trust or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and/or any SCI Capital Trust, and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the prospectus supplement.

     Under agreements which may be entered into by the Company and/or any SCI Capital Trust, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company and/or any SCI Capital Trust against certain liabilities, including liabilities under the Act.

     The Company and/or any SCI Capital Trust may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If the Company and/or any SCI Capital Trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such Securities.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company and/or an SCI Capital Trust. Any remarketing firm will be identified and the terms of its agreements, if any, with the Company and/or an SCI Capital Trust and its compensation will be described in the applicable prospectus supplement.

Remarketing firms may be deemed to be underwriters, as that term is defined in the Act, in connection with the Securities remarketed thereby.

     Offers to purchase Securities may be solicited directly by the Company and/or any SCI Capital Trust and the sale thereof may be made by the Company and/or any SCI Capital Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     If so indicated in the prospectus supplement, the Company and/or any SCI Capital Trust will authorize underwriters or other persons acting as the Company's and/or any SCI Capital Trust's agents to solicit offers by certain institutions to purchase Securities from the Company and/or any SCI Capital Trust, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company and/or the appropriate SCI Capital Trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

     Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Company Debt Securities, the Common Stock and related Junior Participating Preferred Stock Purchase Rights, the Common Stock Warrants, the Stock Purchase Contracts, the Stock Purchase Units and the Preferred Securities Guarantees will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas, special counsel for the Company. The validity of the Preferred Securities and certain other matters related to the SCI Capital Trusts will be passed upon for the SCI Capital Trusts by Richards, Layton & Finger, PA, special Delaware counsel for the SCI Capital Trusts.

                                    EXPERTS

     The consolidated financial statements of Service Corporation International at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in Service Corporation International's Annual Report (Form 10-K) for the year ended December 31, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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                                  $300,000,000

                       SERVICE CORPORATION INTERNATIONAL

                    % CONVERTIBLE SUBORDINATED NOTES DUE

                 ---------------------------------------------

                             PROSPECTUS SUPPLEMENT
                 ---------------------------------------------

                              MERRILL LYNCH & CO.

                                    JPMORGAN

                         BANC OF AMERICA SECURITIES LLC

                                  UBS WARBURG

                                            , 2001

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